Exhibit 10.10

CONFIDENTIAL EXECUTION VERSION

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AND COLLABORATION AGREEMENT

BETWEEN

GENENTECH, INC.,

F. HOFFMANN-LA ROCHE LTD

AND

CONSTELLATION PHARMACEUTICALS, INC.

CONFIDENTIAL EXECUTION VERSION

- i -

CONFIDENTIAL EXECUTION VERSION

1.38	“Draft Pick Target”	7
1.39	“Draft Pool”	7
1.40	“Draft Pool Capacity”	7
1.41	“Draft Pool Date”	7
1.42	“Effective Date”	7
1.43	“EMA”	7
1.44	“Executive”	7
1.45	“Extension Fee”	7
1.46	“EZH2”	7
1.47	“FDA”	7
1.48	“Field”	7
1.49	“Field Infringement”	7
1.50	“First Commercial Sale”	7
1.51	“First Extended Research Term”	8
1.52	“FTE”	8
1.53	“FTE Payment”	8
1.54	“FTE Rate”	8
1.55	“FTE Report”	8
1.56	“Genentech Background IP	8
1.57	“Genentech Draft Pick Target”	8
1.58	“Genentech Research IP”	8
1.59	“Generic Product”	8
1.60	“Genentech Research Collaboration Materials”	9
1.61	“GLP”	9
1.62	“gRED”	9
1.63	“Harvard License”	9
1.64	“Harvard Option”	9
1.65	“[**]”	9
1.66	“[**]”	9
1.67	“IFRS”	9
1.68	“Indemnitor	9
1.69	“Indication”	9
1.70	“Infringement”	9
1.71	“Initial Research Term”	9
1.72	“Insolvency Event”	9
1.73	“Institutional Collaborator”	9
1.74	“Joint Project Team” or “JPT”	10
1.75	“Joint Research Collaboration Materials”	10
1.76	“Joint Research Committee” or “JRC”	10
1.77	“JPT Co-Leader”	10
1.78	“JRC Co-Chair”	10
1.79	“Know-How”	10
1.80	“Licensed Product”	10

- ii -

CONFIDENTIAL EXECUTION VERSION

1.81	“LO Compound”	10
1.82	“Late Stage Research Go Decision” or “LSR-Go”	10
1.83	“M&A Event”	10
1.84	“Major EU Country”	10
1.85	“Merger Agreement”	10
1.86	“Milestone Event”	10
1.87	“Milestone Payment”	10
1.88	“Negotiating Party”	11
1.89	“Negotiation Period”	11
1.90	“Net Sales”	11
1.91	“Net Sales Report”	11
1.92	“Non-Abandoning Party”	11
1.93	“Option Agreement”	11
1.94	“Other Jurisdiction”	11
1.95	“Paragraph IV Notice”	11
1.96	“Patents”	11
1.97	“Paying Party”	11
1.98	“Permitted Contractor”	11
1.99	“Person”	11
1.100	“Phase I Clinical Trial”	11
1.101	“Phase II Clinical Trial”	12
1.102	“Phase III Clinical Trial”	12
1.103	“pRED”	12
1.104	“Prior CDA”	12
1.105	“Prosecution and Maintenance” or “Prosecute and Maintain”	12
1.106	“Receiving Party”	12
1.107	“Recipient Party”	12
1.108	“Regulatory Approval”	12
1.109	“Regulatory Authority”	12
1.110	“Research and Development Milestone Event”	12
1.111	“Research and Development Milestone Payment”	12
1.112	“Research Collaboration”	13
1.113	“Research Collaboration Invention”	13
1.114	“Research Collaboration IP”	13
1.115	“Research Collaboration Materials”	13
1.116	“Research Plan”	13
1.117	“Research Term”	13
1.118	“Researching Party”	13
1.119	“Royalty Bearing Patents”	13
1.120	“Royalty Offsets”	13
1.121	“Royalty Payment”	13
1.122	“Royalty Rate”	13
1.123	“Royalty Term”	13

- iii -

CONFIDENTIAL EXECUTION VERSION

1.124	“Sales”	13
1.125	“Second Extended Research Term”	13
1.126	“Sublicensee”	14
1.127	“Tail Period”	14
1.128	“Target”	14
1.129	“Term”	14
1.130	“Terminated Country”	14
1.131	“Territory”	14
1.132	“Third Party”	14
1.133	“US GAAP”	14
1.134	“Valid Issued Claim”	14
1.135	“Valid Issued Claim Royalty”	14
1.136	“Valid Pending Claim”	14
1.137	“Valid Pending Claim Royalty”	14

Article 2 Research Collaboration		15
2.1	Research Collaboration Overview	15
2.2	Research Collaboration Term	15
2.3	Research Plan	15
2.4	Research Term Exclusivity	16
2.5	Joint Research Committee	16
2.6	Records; Information Exchange and Reports	19
2.7	Use of Research Collaboration Materials	19
2.8	Funded Constellation FTEs	21
2.9	Permitted Contractors	22
2.10	Costs Other than for Funded Constellation FTEs	22
2.11	Target Selection and Further Development	22
2.12	Alliance Manager	26
2.13	Joint Project Team	26

Article 3 Post Research Term Development and Commercialization Rights and Responsibilities for Draft Pick Targets		28
3.1	Post Research Term Research, Development and Commercialization	28
3.2	Manufacturing	28
3.3	Diligence	28

Article 4 License and Option Grants		29
4.1	Research Licenses	29
4.2	Constellation Platform License	29
4.3	Compound Research License	29
4.4	Draft Pick Target Licenses	30
4.5	Targets Not Selected	32
4.6	Right of First Negotiation	32

- iv -

CONFIDENTIAL EXECUTION VERSION

4.7	Sublicensees	33
4.8	Research Collaboration IP	33
4.9	Harvard Option	34
4.10	No Implied Licenses	34
4.11	[**] Acknowledgement	34

Article 5 Payments		34
5.1	Upfront Payment	34
5.2	Committed Funding	34
5.3	Research Term Extension Fee	35
5.4	Milestones	35
5.5	Royalties	38

Article 6 Financial Reports, Audits and Other Financial Provisions		39
6.1	Calculation of Net Sales	39
6.2	Reports	42
6.3	Payment Related Provisions	42
6.4	Records, Audits and Other Financial Provisions	45
6.5	Rights Regarding Consolidation of Constellation Financial Data	47
6.6	Limitations on Bundle Discounts	47

Article 7 Intellectual Property		48
7.1	Disclosures of IP	48
7.2	Ownership of IP	48
7.3	Patent Prosecution and Maintenance	48
7.4	Patent Interferences or Derivation Proceedingts	51
7.5	Inventorship; CREATE Act	51

Article 8 Enforcement and Defense of IP; Defense of Third Party Infringement Claims		52
8.1	Notice	52
8.2	Enforcement of IP	52
8.3	Defense of Patents	54
8.4	Defense of Third Party Infringement Claims	54

Article 9 Confidentiality		54
9.1	Disclosure and Use of Confidential Information	54
9.2	Exceptions	55
9.3	Authorized Disclosures	55
9.4	Continuing Obligation	56
9.5	Terms of this Agreement	56
9.6	Termination of Prior Agreements	57

Article 10 Public Disclosures; Use of Names		57
10.1	Press Releases and Other Public Disclosures	57

- v -

CONFIDENTIAL EXECUTION VERSION

10.2	Use of Names	59

Article 11 Term; Termination		59
11.1	Term	59
11.2	Termination for Material Breach	59
11.3	Termination for Convenience	60
11.4	Termination for Bankruptcy and Other Bankruptcy Matters	60
11.5	Effects of Termination or Expiration	60

Article 12 Representations and Warranties		64
12.1	Mutual Representations and Warranties	64
12.2	Constellation Representations and Warranties	65
12.3	Licensee Representations and Warranties	66
12.4	Disclaimers	67

Article 13 Indemnification; Limitation on Liability; Insurance		67
13.1	Indemnification	67
13.2	Limitation on Liability	68
13.3	Insurance	69

Article 14 Dispute Resolution		69
14.1	Internal Resolution	69
14.2	Arbitration	70
14.3	Subject Matter Exclusions	72
14.4	Continued Performance	72

Article 15 Miscellaneous		72
15.1	Notices	72
15.2	Governing Law	73
15.3	Assignment	73
15.4	Force Majeure	74
15.5	Relationship of the Parties	74
15.6	Amendment; Waiver	74
15.7	Construction; Captions	75
15.8	Severability	75
15.9	Entire Agreement	75
15.10	Counterparts; Facsimiles	75

- vi -

CONFIDENTIAL EXECUTION VERSION

Exhibits

1.	Exhibit A	Constellation Platform

2.	Exhibit B	Research Plan

3.	Exhibit C	Draft Pool Guidelines

4.	Exhibit D	Compound Criteria Guidelines

5.	Exhibit E	Press Release

6.	Exhibit F	External Costs Included in FTE Rate

- vii -

CONFIDENTIAL EXECUTION VERSION

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (“Agreement”) dated January 9, 2012 (“Signing Date”), is effective as of the Effective Date by and between Genentech, Inc., a Delaware corporation, having a principal place of business at 1 DNA Way, South San Francisco, California 94080 (“Genentech”), F. Hoffmann-La Roche Ltd, Grenzacherstrasse 124, CH4070 Basel Switzerland (“Roche”) (Genentech and Roche together referred to as “Licensee”) and Constellation Pharmaceuticals, Inc., a Delaware corporation, having a principal place of business at 215 First Street, Cambridge, MA, 02142 (“Constellation”). Licensee and Constellation are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Constellation possesses certain expertise and proprietary technologies related to the field of epigenetics.

B. Genentech is engaged in the research, development, manufacture and sale of pharmaceutical products.

C. Constellation and Genentech wish to collaborate in the discovery of Collaboration Compounds (as defined below).

D. Contemporaneously with the execution of this Agreement, Constellation and Genentech have executed an Option Agreement (the “Option Agreement”) pursuant to which Constellation has granted Genentech an option (the “Option”) to acquire all of the equity interests in Constellation on the terms and conditions set forth in the Option Agreement.

E. Contemporaneously with the execution of this Agreement and the Option Agreement, Constellation, Genentech, Hydra Acquisition Corp. and Third Rock Ventures,LLC have executed an Agreement and Plan of Merger (the “Merger Agreement”).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensee and Constellation agree as follows:

Article 1

Definitions

Capitalized terms used in this Agreement shall have the meanings set forth below.

CONFIDENTIAL EXECUTION VERSION

“Abandoning Party” is defined in Section 7.3(c)(v).

“Acquirer” is defined in Section 15.3.

“Adjustment” is defined in Section 6.3(g)(iv).

“Affiliate” of a Party means any corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For purposes of this definition, the term “control” (including, with the correlative meanings, “controlled by” and “under common control with”) means (a) the direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for directors thereof (or general partnership interests) or (b) the ability to otherwise control the decisions of the board of directors or equivalent governing body thereof; provided, however, that any portfolio operating company of any stockholder of such Party (which stockholder is a venture capital fund or private equity fund) shall not be deemed to be “under common control with” such Party. In the case of Licensee, for purposes of this Agreement, the term “Affiliate” shall not include [**] unless and until Licensee provides written notice to Constellation specifying [**] as an Affiliate of Licensee. Notwithstanding such written notice, if [**] does not agree to be bound by the terms and conditions of this Agreement, then [**] shall have none of the rights and obligations of an Affiliate of Licensee under this Agreement.

“Alliance Managers” is defined in Section 2.12.

“Bankruptcy Code” means Title 11 of the United States Code (the “United States Bankruptcy Code”), or any comparable bankruptcy and insolvency laws in any jurisdiction. References in this Agreement to particular paragraphs or other Sections of the Bankruptcy Code shall refer to the United States Bankruptcy Code and, with respect to the Bankruptcy Code of another jurisdiction, shall be interpreted to the extent applicable to such Bankruptcy Code.

“BET Chromatin-Bromodomain Containing Readers” or “BET” means any of the following [**] tandem bromodomain-containing proteins, including wildtype proteins, any engineered or disease associated mutants, any polymorphisms, any splice variants and any translocations thereof: [**].

“Bundled Sale” is defined in Section 6.6.

“Business Day” means a day, other than a Saturday, Sunday or day on which commercial banks located in San Francisco, California, Boston, Massachusetts or Basel, Switzerland are authorized or required by law or regulation to close.

CONFIDENTIAL EXECUTION VERSION

“[**]” means any of the following proteins, including wildtype proteins, any engineered or disease associated mutants, any polymorphisms, any splice variants and any translocations thereof: [**]

“Class” means each of the following, separately: [**].

“Collaboration Compound” means, for each Draft Pick Target, a compound that (a) meets the Compound Criteria for such Draft Pick Target and is synthesized by or on behalf of a Researching Party pursuant to such Party’s activities under the Research Collaboration or (b) is an LO Compound. A Collaboration Compound includes the salts, solvates, polymorphs, esters, hydrates, isoforms, prodrugs, metabolites and enantiomers thereof.

“Collaboration Patent” is defined in Section 7.3(a)(ii).

“Combination Product” means any Licensed Product containing a Collaboration Compound(s) and one (1) or more additional active pharmaceutical compounds having independent therapeutic activity that are not the subject of this Agreement.

“Commercialization Milestone Event” means a milestone event set forth in Section 5.4(d).

“Commercialization Milestone Payment” is defined in Section 5.4(d).

“Commercializing Party” means Constellation, with respect to Collaboration Compounds and Licensed Products, and other compounds that meet the Compound Criteria, directed to a Constellation Draft Pick Target in the Field in the Territory, and Companion Diagnostics for use with such Collaboration Compounds or Licensed Products, and Licensee, with respect to Collaboration Compounds or Licensed Products, and other compounds that meet the Compound Criteria, directed to a Genentech Draft Pick Target in the Field in the Territory, and Companion Diagnostics for use with such Collaboration Compounds and Licensed Products.

“Commercially Reasonable Efforts” means, [**].

“Committed Funding” means (a) [**] U.S. Dollars ($[**]) with respect to the Initial Research Term (the “Initial Committed Funding”), and (b) if Genentech extends the Research Program for the First Extended Research Term, [**] U.S. Dollars ($[**]) with respect to the First Extended Research Term. The total amount of Committed Funding hereunder shall not exceed [**] U.S. Dollars ($[**]) absent the prior written consent of Genentech.

CONFIDENTIAL EXECUTION VERSION

“Companion Diagnostic” means, with respect to a Licensed Product directed to a Draft Pick Target, or, for purposes of Section 4.5, a pharmaceutical product directed to a Target other than a Draft Pick Target, any product or service that:

(a) identifies a person having a disease or condition, or a molecular genotype or phenotype that predisposes a person to such disease or condition, for which such Licensed Product or other product (as applicable) could be used to treat and/or prevent such disease or condition;

(b) defines the prognosis or monitors the progress of a disease or condition in a person for which such Licensed Product or other product (as applicable) could be used to treat and/or prevent such disease or condition;

(c) is used to select a therapeutic or prophylactic regimen, wherein at least one (1) potential therapeutic or prophylactic regimen involves such Licensed Product or other product (as applicable), and where the selected regimen is determined, based on the use of such product or service, to likely be effective and/or to be safe for a person; and/or

(d) is used to confirm such Licensed Product’s or other product’s (as applicable) biological activity and/or to optimize dosing or the scheduled administration of such Licensed Product or other product (as applicable).

“Compound Criteria” is defined in Section 2.11(b).

“Compound Criteria Guidelines” is defined in Section 2.11(c)(i).

“Confidential Information” of a given Party means nonpublic information that is disclosed in connection with this Agreement (whether orally, electronically, visually or in writing) by or on behalf of such Party to the other Party or its designee. Notwithstanding anything to the contrary in this Agreement: (a) the terms and conditions of this Agreement shall be the Confidential Information of both Parties, and (b) information generated by either Party during the Research Term within the Research Collaboration IP shall be the Confidential Information of both Parties, provided that any such information in (b) that is related primarily to a Party’s Draft Pick Target and compounds that are directed to such Draft Pick Targets and meet the Compound Criteria shall be the Confidential Information solely of such Party.

“Consideration Period” is defined in Section 4.6(a).

“Constellation Draft Pick Target” is defined in Section 2.11(e).

CONFIDENTIAL EXECUTION VERSION

“Constellation Key Employee” means each of the following individuals, or any other individual who succeeds to the responsibilities that each such individual has with respect to scientific activities at Constellation as of the Effective Date: [**].

“Constellation Licensed IP” means all Patents and Know-How Controlled by Constellation as of the Effective Date or thereafter during the Term, that are necessary or useful for Licensee to make, have made, use, sell, offer for sale, import, research, discover, and develop Genentech Draft Pick Targets, compounds and products that are directed to the Genentech Draft Pick Targets and meet the Compound Criteria, including, without limitation, the Collaboration Compounds and Licensed Products, and Companion Diagnostics for use with the foregoing. Constellation Licensed IP shall not include (a) any Patents and Know-How within the Research Collaboration IP, or (b) any Patents licensed to Constellation pursuant to the Harvard License unless and until Genentech exercises the Harvard Option and the Parties execute the relevant sublicense agreement (and then only to the extent such Patents otherwise meet the definition of Constellation Licensed IP).

“Constellation Other IP” means all Patents and Know-How Controlled by Constellation as of the Effective Date or thereafter during the Research Term that are necessary or useful for the Parties to conduct their respective activities under the Research Collaboration and for Licensee to make, have made, use, sell, offer for sale, import, research, discover and develop Targets, compounds and products that are directed to Targets and Companion Diagnostics for use with the foregoing. Constellation Other IP does not include (a) any Patents and Know-How within the Research Collaboration IP, or (b) any Patent licensed to Constellation pursuant to the Harvard License unless and until Genentech exercises the Harvard Option and the Parties execute the relevant sublicense agreement (and then only to the extent such Patents otherwise meet the definition of Constellation Other IP).

“Constellation Platform” means the reagents, protocols, information, software tools, assays, materials, and Know-How Controlled by Constellation as of the Effective Date or any time during the Research Term that are necessary or useful for the discovery, research and development of Targets, and compounds directed thereto, including, without limitation, as set forth on Exhibit A. Constellation Platform does not include any Patents licensed to Constellation pursuant to the Harvard License unless and until Genentech exercises the Harvard Option and the Parties execute the relevant sublicense agreement (and then only to the extent such Patents otherwise meet the definition of Constellation Platform).

“Constellation Research IP” means any Patent Controlled by Constellation to the extent it claims the Constellation Platform, and any Know-How and other intellectual property rights contained in the Constellation Platform. Constellation Research IP does not include (a) any Patents and Know-How within the Research Collaboration IP, or (b) any Patent licensed to Constellation pursuant to the Harvard License unless and until Genentech exercises the Harvard Option and the Parties execute the relevant sublicense agreement (and then only to the extent such Patents otherwise meet the definition of Constellation Research IP).

CONFIDENTIAL EXECUTION VERSION

“Constellation Research Collaboration Materials” is defined in Section 2.7(a).

“Controlled by” or “Control,” or the like, means the possession by a Party of, (a) with respect to materials or information, the right (other than solely pursuant to a license granted under this Agreement) to physical possession of those items, with the right to provide them to the other Party as provided for in this Agreement, or (b) with respect to intellectual property rights, the right (other than solely pursuant to a license granted under this Agreement) to grant the other Party a license, sublicense or other right to exploit as provided for in this Agreement, in the case of either (a) or (b), without violating (i) any law or governmental regulation or (ii) the terms of any agreement with a Third Party.

“Covered by” or “Covers,” or the like, means, with respect to a given Collaboration Compound or Licensed Product (as the case may be), that the sale or offer for sale of such Collaboration Compound or Licensed Product, but for ownership of, or a license granted in this Agreement under, the relevant Patent would infringe a Valid Issued Claim (or, a Valid Pending Claim if a patent containing such Valid Pending Claim were to issue) of such Patent in the country of sale on the date of sale.

“Diligent Efforts” means (a) with respect to Constellation, efforts and resources comparable, as measured on an average over a reasonable period of time, to those reasonably expended by Constellation on its highest priority projects (whether internal or for a Third Party); and (b) [**].

“(D)(d)irected to” means, with respect to a compound and a target, that such compound binds to and modulates the activity of such target, and with respect to a product and a target, that such product contains a compound that binds to and modulates the activity of such target.

“Disclosing Party” is defined in Section 9.1.

“Dispute” or the like, means any controversy, claim or legal proceeding arising out of or relating to this Agreement, or the breach, termination or invalidity thereof. Notwithstanding the foregoing, for purposes of Sections 14.1 and 14.2, Disputes shall not include any disagreements solely about decisions for which (a) one Party has final decision making authority under this Agreement, including under Sections 2.5(e) and 2.11(c)(i), (ii) and (iii), or (b) the outside patent counsel has final decision making authority under this Agreement pursuant to Section 7.3(c)(vi).

CONFIDENTIAL EXECUTION VERSION

“Draft Pick Target” is a Target that has been selected to enter the Draft Pool. In accordance with the guidelines set forth in Exhibit C, a Draft Pick Target may comprise a single Target or a cluster of Targets, as determined by the Parties at the time of the Draft Pool creation.

“Draft Pool” is defined in Section 2.11(a).

“Draft Pool Capacity” is defined in Section 2.11(a).

“Draft Pool Date” is defined in Section 2.11(a).

“Effective Date” means, subject to cancelation pursuant to Section 11.1, the date that is the earlier of (a) the date on which Constellation delivers to Genentech the certificate required under Section 2.4(b) of the Option Agreement, or (b) [**] after the Signing Date.

“EMA” means the European Medicines Authority, or any successor entity thereto performing similar functions.

“Executive” means, with respect to a Party, such Party’s executive (or such executive’s designee), in each case having subject matter expertise and the authority to finally decide a Dispute on behalf of such Party.

“Extension Fee” is defined in Section 5.3.

“EZH2” means any of the following proteins, including wildtype proteins, any engineered or disease associated mutants, any polymorphisms, any splice variants and any translocations thereof: [**], either singly or in complex with one another (in any combination).

“FDA” means the United States Food and Drug Administration, or any successor entity thereto performing similar functions.

“Field” means all uses.

“Field Infringement” is defined in Section 8.2(a)(ii).

“First Commercial Sale” means, on a country-by-country basis, the first invoiced sale of a Licensed Product to a Third Party by the Commercializing Party, its Affiliate or its Sublicensee following the receipt of any Regulatory Approval required for the sale of such Licensed Product, or if no such Regulatory Approval is required for sale of such Licensed Product, the date upon which the Licensed Product is first commercially (i.e., for the purpose of normal distribution and not compassionate use) sold in such country.

CONFIDENTIAL EXECUTION VERSION

“First Extended Research Term” is defined in Section 2.2.

“FTE” means the equivalent of a full-time employee’s work time over a twelve (12) month period (taking into account normal vacations, weekends, sick days and holidays). The portion of an FTE year devoted by an employee to a particular activity or program shall be determined by dividing the number of full days worked (or relevant portion of partial days worked), assuming normal working hours, during such year devoted by such employee to such activity or program by the total number of working days (excluding normal vacations, weekends, sick days and holidays) during such year.

“FTE Payment” is defined in Section 5.2.

“FTE Rate” means a fully-burdened rate of [**] U.S. dollars ($[**]) per FTE per year, [**].

“FTE Report” is defined in Section 6.2(a).

“Genentech Background IP” means any Patents or Know-How Controlled by Genentech that are necessary or useful for the continued research, development and commercialization by Constellation, its Affiliates or sublicensees of a Constellation Draft Pick Target or compounds that are directed to a Constellation Draft Pick Target and meet the Compound Criteria, including Licensed Products or Collaboration Compounds Directed to a Constellation Draft Pick Target, or Companion Diagnostics for use with such Licensed Products or Collaboration Compounds.

“Genentech Draft Pick Target” is defined in Section 2.11(e).

“Genentech Research IP” means any (a) Patents and Know-How that are Controlled by Genentech as of the Effective Date or at any time during the Research Term that are necessary or useful for Constellation to perform its obligations under the Research Plan, and (b) Research Collaboration Materials provided by Genentech to Constellation during the course of the Research Collaboration for the purpose of Constellation performing its obligations under the Research Plan during the Research Term. Genentech Research IP shall not include any Patents and Know-How within the Research Collaboration IP.

“Generic Product” means, as to a Licensed Product, any product that (a) contains the same Collaboration Compound (including salts, solvates, polymorphs, esters, hydrates, isoforms, prodrugs, metabolites, enantiomers, etc.) contained in such Licensed Product as an active ingredient; and (b) is sold by a Third Party that is not a licensee or Sublicensee of the Commercializing Party or any of its Affiliates and that has not otherwise been authorized, directly or indirectly, by the Commercializing Party or any of its Affiliates.

CONFIDENTIAL EXECUTION VERSION

“Genentech Research Collaboration Materials” is defined in Section 2.7(a).

“GLP” means the then current FDA regulations and guidelines for “Good Laboratory Practice,” as promulgated by the FDA under 21 CFR Part 58, as amended from time to time, or any foreign equivalents thereto in the country in which laboratory studies are conducted.

“gRED” is defined in Section 2.4(a).

“Harvard License” means the License Agreement by and between Constellation and the President and Fellows of Harvard College, dated as of February 5, 2009.

“Harvard Option” is defined in Section 4.9.

“[**]” means [**].

“[**]” means [**].

“IFRS” means the International Financial Reporting Standards.

“Indemnitor” is defined in Section 13.1(d).

“Indication” is defined in Section 5.4(c)(iii).

“Infringement” is defined in Section 8.1.

“Initial Research Term” is defined in Section 2.2.

“Insolvency Event” means (i) the rejection of this Agreement pursuant to Section 365 of the Bankruptcy Code following a Party’s filing of a voluntary petition for relief under the Bankruptcy Code (or any corresponding remedy under successor laws), (ii) the rejection of this Agreement pursuant to Section 365 of the Bankruptcy Code following the filing of an involuntary petition (except by or on behalf of the other Party) against a Party under the Bankruptcy Code (or any corresponding remedy under successor laws), (iii) the appointment of a receiver for all or substantially all of the Party’s business or property in conjunction with the cessation of that Party’s business and operations, or (iv) the Party’s making of a general assignment for the benefit of its creditors; provided in the case of proceedings covered by subsections (ii)-(iv), such proceedings are not dismissed within sixty (60) days after filing.

“Institutional Collaborator” means any academic or non-profit institution that does not meet the definition of a Permitted Contractor.

CONFIDENTIAL EXECUTION VERSION

“Joint Project Team” or “JPT” is defined in Section 2.13(a).

“Joint Research Collaboration Materials” is defined in Section 2.7(a).

“Joint Research Committee” or “JRC” is defined in Section 2.5(a).

“JPT Co-Leader” is defined in Section 2.13(a).

“JRC Co-Chair” is defined in Section 2.5(b).

“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, formula, trade secrets, techniques, methods, procedures, knowledge, results, test data (including pharmacological, toxicological, pharmacokinetic and pre-clinical and clinical information and test data, related reports, structure-activity relationship data and statistical analysis), analytical and quality control data, protocols, processes, models, designs, and other information regarding discovery, development, marketing, pricing, distribution, cost, sales and manufacturing. Know-How shall not include any Patents.

“Licensed Product” means a product other than a Companion Diagnostic that contains a Collaboration Compound as an active ingredient.

“LO Compound” means, with respect to a Draft Pick Target, a compound directed to such Draft Pick Target that (a) meets the Compound Criteria for such Draft Pick Target and (b) was first synthesized by or on behalf of the relevant Commercializing Party during the applicable Tail Period in the course of the Commercializing Party’s further research and development of such Draft Pick Target.

“Late Stage Research Go Decision” or “LSR-Go” is defined in Section 5.4(c)(i).

“M&A Event” is defined in Section 15.3.

“Major EU Country” means any one of France, Germany, Italy, Spain and the United Kingdom.

“Merger Agreement” is defined in the Recitals.

“Milestone Event” means a Research and Development Milestone Event or a Commercialization Milestone Event.

“Milestone Payment” means a Research and Development Milestone Payment or a Commercialization Milestone Payment.

CONFIDENTIAL EXECUTION VERSION

“Negotiating Party” is defined in Section 4.6(a).

“Negotiation Period” is defined in Section 4.6(a).

“Net Sales” is defined in Section 6.1(b).

“Net Sales Report” is defined in Section 6.2(b).

“Non-Abandoning Party” is defined in Section 7.3(c)(v).

“Option Agreement” is defined in the Recitals.

“Other Jurisdiction” is defined in Section 6.3(g)(ii).

“Paragraph IV Notice” means any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2)(A)(iv) or §355(j)(2)(A)(vii)(IV), or similar provisions in other jurisdictions.

“Patents” means all patents, provisional and non-provisional patent applications, pipeline protections and invention certificates, in any country, including any reissues, extensions, supplementary protection certificates, registrations, divisionals, continuations, continuations-in-part, reexaminations, substitutions or renewals thereof.

“Paying Party” is defined in Section 6.3(g)(ii).

“Permitted Contractor” means a Third Party or an Affiliate of a Party (but subject to Sections 2.4 and 4.1(b)) that, on behalf of a Party, performs activities under this Agreement (e.g., as a subcontractor or consultant), assigning all right, title and interest in the results of such activities to such Party.

“Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture or governmental agency or authority.

“Phase I Clinical Trial” means a study in humans, conducted by or on behalf of Licensee, its Affiliate or a sublicensee, the principal purpose of which is a preliminary determination of the safety of a pharmaceutical product in healthy individuals or patients, as further described in 21 CFR § 312.21(a) (as may be amended) or foreign counterpart thereto, or a similar clinical study in a country other than the United States.

CONFIDENTIAL EXECUTION VERSION

“Phase II Clinical Trial” means a study in humans, conducted by or on behalf of Licensee, its Affiliate or a sublicensee, the principal purpose of which is a determination of safety and efficacy of a pharmaceutical product in patients with the disease or condition under study, as further described in 21 CFR § 312.21(b) (as may be amended) or foreign counterpart thereto, or a similar clinical study in a country other than the United States.

“Phase III Clinical Trial” means a study in humans, conducted by or on behalf of Licensee, its Affiliate or a sublicensee, of the safety and efficacy of a pharmaceutical product that is prospectively designed, statistically powered and conducted to provide an adequate basis for obtaining Regulatory Approval to market such product for patients with the disease or condition under study, as further described in 21 CFR § 312.21(c) (as may be amended) or foreign counterpart thereto, or a similar clinical study in a country other than the United States.

“pRED” means Roche’s Pharma Research and Early Development organization (or its equivalent if reorganized).

“Prior CDA” is defined in Section 9.6.

“Prosecution and Maintenance” or “Prosecute and Maintain” is defined in Section 7.3(a)(i).

“Receiving Party” is defined in Section 9.1.

“Recipient Party” is defined in Section 6.3(g)(iv).

“Regulatory Approval” means all approvals, licenses, registrations or authorizations of any Regulatory Authority, necessary for the manufacturing, use, storage, import, transport, marketing and/or sale of a particular Licensed Product in a country or regulatory jurisdiction. For countries where governmental approval is required for pricing or reimbursement for a Licensed Product, “Regulatory Approval” shall not be deemed to occur until such pricing or reimbursement approval is obtained.

“Regulatory Authority” means (a) the FDA; (b) the EMA; or (c) any regulatory body performing similar functions in any jurisdiction anywhere in the Territory.

“Research and Development Milestone Event” means a milestone event set forth in Section 5.4(b).

“Research and Development Milestone Payment” is defined in Section 5.4(a).

CONFIDENTIAL EXECUTION VERSION

“Research Collaboration” is defined in Section 2.1.

“Research Collaboration Invention” means (a) any invention, discovery or creation (including Collaboration Compounds, materials and Know-How or other intellectual property), whether or not patentable, that is first (i) conceived; (ii) discovered; or (iii) otherwise created, in each of the foregoing cases (i) through (iii), as a result of a Party (or its Permitted Contractors or Institutional Collaborators) performing activities under the Research Plan during the Research Term, regardless of whether conceived, discovered, or otherwise created solely or jointly by employees of Constellation or Genentech or their respective Permitted Contractors or Institutional Collaborators, and (b) any LO Compound.

“Research Collaboration IP” means Research Collaboration Inventions and any Patent to the extent it claims a Research Collaboration Invention.

“Research Collaboration Materials” is defined in Section 2.7(a).

“Research Plan” means a written research plan for the Research Collaboration as may be updated from time-to-time in accordance with Section 2.3. The initial Research Plan is attached hereto as Exhibit B.

“Research Term” is defined in Section 2.2.

“Researching Party” means Constellation or Genentech, acting through gRED.

“Royalty Bearing Patents” is defined in Section 5.4(d).

“Royalty Offsets” is defined in Section 5.5(f).

“Royalty Payment” is defined in Sections 5.5(a) and 5.5(b).

“Royalty Rate” is defined in Sections 5.5(a) and 5.5(b).

“Royalty Term” is defined in Section 5.5(c).

“Sales” is defined in Section 6.1(a).

“Second Extended Research Term” is defined in Section 2.2.

CONFIDENTIAL EXECUTION VERSION

“Sublicensee” means, with respect to a given Licensed Product, a Third Party that is granted a sublicense, under the license under Section 4.4, to sell such Licensed Product (regardless of what other rights are or are not granted in such sublicense).

“Tail Period” means, for a Draft Pick Target, [**] after its selection from the Draft Pool by either Genentech or Constellation.

“Target” is defined in Section 2.1.

“Term” means the term of this Agreement.

“Terminated Country” means a country that has been terminated in accordance with Section 11.2, 11.3 or 11.4.

“Territory” means worldwide, excluding any Terminated Country.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“US GAAP” is defined in Section 6.1(a)(i).

“Valid Issued Claim” means a claim of a Patent that is issued and not expired or lapsed, which claim has not been (a) cancelled, withdrawn, abandoned, dedicated to the public or (b) revoked or held invalid, unpatentable or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period).

“Valid Issued Claim Royalty” is defined in Section 5.5(a).

“Valid Pending Claim” means a claim (i) in a pending patent application which application has not been pending for more than five (5) years from the earliest application filing date to which the claim is entitled to priority and (ii) such claim has not been (A) rejected, cancelled, withdrawn, or abandoned, without the possibility of continued prosecution, or (B) finally determined to be unallowable in a decision from which an appeal has not or can no longer be taken.

“Valid Pending Claim Royalty” is defined in Section 5.5(b).

CONFIDENTIAL EXECUTION VERSION

Article 2

Research Collaboration

2.1 Research Collaboration Overview. The Researching Parties shall conduct a research collaboration program under which they will work together during the Research Term in accordance with a Research Plan to (a) discover and validate epigenetic targets in the following target Classes: [**] (but excluding BET and EZH2) (“Targets”), and (b) discover and develop compounds suitable for clinical development and commercialization that bind to and modulate such Targets (the “Research Collaboration”). In addition, the JRC may agree in writing to include other epigenetic targets within the Research Collaboration, and following final agreement on such targets by the JRC they shall thereafter be deemed Targets under the terms of this Agreement.

2.2 Research Collaboration Term. The initial research term shall commence on the Effective Date and shall continue for three (3) years thereafter (the “Initial Research Term”). The Initial Research Term may be extended by Genentech for [**], provided written notice of such extension is received by Constellation at least [**] prior to the expiration of the Initial Research Term (such year, the “First Extended Research Term”). In addition, on written notice received by Constellation at least [**] prior to the expiration of the First Extended Research Term, and subject to mutual agreement by the Parties and payment of the Extension Fee set forth in Section 5.3, Genentech may extend the Research Collaboration for [**] period, but solely with respect to a limited number of Targets, such scope to be negotiated in good faith by the Parties at the time Genentech requests such extension (the “Second Extended Research Term”). The full duration of the Research Collaboration is herein referred to as the “Research Term”. Consistent with Section 11.3, Genentech may stop the Research Collaboration (thereby ending the Research Term) at any time on [**] prior written notice to Constellation.

2.3 Research Plan.

(a) Establishment. The initial Research Plan is attached to this Agreement as Exhibit B, and provides a general plan for the Initial Research Term, and covers the period from the Effective Date through the end of the first year in detail. Each subsequent year during the Research Term, the JRC shall establish and approve a detailed Research Plan for the next succeeding year and a general plan for the remaining period of the Research Term. The JRC shall review the Research Plan on an ongoing basis and, subject to Section 2.5(d), may make changes thereto as approved in writing or as reflected in agreed and approved minutes of the JRC meetings.

(b) Responsibilities; Conduct. The Research Collaboration will be carried out in accordance with the then current Research Plan. Each Researching Party will be responsible for the conduct of those activities within the Research Collaboration as are allocated to such Researching Party under such Research Plan. Each Researching Party shall use Diligent Efforts to perform its responsibilities under the Research Plan and shall cooperate with and provide reasonable support to the other Researching Party in such other Researching Party’s performance of its responsibilities thereunder. The Researching Parties shall use Commercially Reasonable Efforts to include in the Research Plan activities within each Class.

CONFIDENTIAL EXECUTION VERSION

2.4 Research Term Exclusivity.

(a) During the Initial Research Term and the First Extended Research Term, if applicable, Genentech shall [**] collaborates exclusively with Constellation, and Constellation shall ensure that it collaborates exclusively [**], each in research, target identification/validation and drug discovery activities against Targets. [**]. For clarity, it is understood that this Section 2.4 does not apply to either Party’s activities related to the BET, EZH2 or other targets that are not Targets.

(b) The Parties agree that the terms of this Agreement set forth the mutual understanding of the Parties as of the Effective Date with respect to the Research Collaboration. Notwithstanding the foregoing, promptly after the Effective Date, the Parties shall discuss in good faith the terms under which Genentech would agree to work exclusively with Constellation on BET and EZH2, and, in return, Constellation and Genentech would share additional information and materials related to their internal BET and EZH2 programs. The Parties expressly understand and agree that Constellation would in all cases retain sole control over Constellation’s BET and EZH2 programs. The Parties will negotiate such terms with a view to reaching agreement at the earliest practicable date. Except to the extent expressly described in this Agreement, including all exhibits attached hereto, neither Party shall have any obligation under this Agreement with respect to BET or EZH2, including any obligation to use for purposes of this Agreement, or otherwise provide to the other Party, anything discovered in such Party’s activities with respect to BET or EZH2.

(c) The Parties understand and agree that the Research Collaboration is between Constellation and gRED, and expressly excludes, and the [**] do not limit the separate activities of, pRED, or any other research or development organizations which may exist within Licensee, for the duration of the Research Term. [**].

2.5 Joint Research Committee.

(a) Establishment of the JRC and Subcommittees. Within [**] after the Effective Date, the Researching Parties shall establish a joint research committee (“Joint Research Committee” or “JRC”), which shall be responsible for monitoring the Research Collaboration and planning and coordinating activities under the Research Plan. The JRC shall be composed of equal representation from each Researching Party, and shall have not more than [**] representatives in total. The representatives shall be appropriate (in terms of their seniority, availability, function in their respective organizations, training and experience) for the stage of research for which activities under the Research Plan will be performed and the decisions being made.

CONFIDENTIAL EXECUTION VERSION

(b) JRC Co-Chairs. Each Researching Party shall designate one of its representatives as its primary JRC contact for JRC matters (such Party’s “JRC Co-Chair”). A Researching Party may replace any or all of its representatives (and designated JRC Co-Chair) at any time upon prior written notice (including by email) to the other Researching Party’s JRC Co-Chair. From time to time, the JRC may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted and operate as determined by the JRC. The [**] JRC Co-Chair shall be responsible for scheduling Joint Research Committee meetings and setting meeting agendas, in each case considering any reasonable requests of Constellation. Either JRC Co-Chair may call an emergency JRC meeting for good cause by written request to the other Party.

(c) Responsibilities of the JRC. The Joint Research Committee shall be responsible for performing the following functions:

(i) reviewing and amending the Research Plan;

(ii) reviewing and approving the allocation of resources and efforts for the Research Collaboration;

(iii) evaluating the progress of the Research Collaboration, as compared with the objectives set forth in this Agreement and the Research Plan;

(iv) coordinating, as the primary conduit for, the transfer of information and materials between the Parties during the Research Term;

(v) discussing the target candidate profile for each Target;

(vi) maintaining and updating a list of programs for consideration as part of the Draft Pool;

(vii) maintaining a list of high priority Targets in accordance with Section A of the Research Plan;

(viii) determining which Targets will be included in the Draft Pool, together with their associated Compound Criteria; and

(ix) performing such other functions referred to the JRC in the Research Plan as appropriate to further the purposes of the Research Collaboration or as otherwise specified in this Agreement or agreed to by the Parties.

(d) Areas Outside the JRC’s Authority. The JRC shall have no authority other than that expressly set forth in this Agreement and, specifically, shall have no authority: (i) to amend, or make any legally binding interpretation of any provision of, this Agreement, (ii) to require Constellation to perform any activities other than as specified in the then current Research Plan, (iii) to impose any external costs on Constellation beyond those specified in Exhibit F, (iv) to determine whether or not a Party has met its diligence or other obligations under this Agreement, (v) to determine whether or not a breach of this Agreement has occurred, (vi) to waive compliance with any provisions of this Agreement, or (vii) to make any final or

CONFIDENTIAL EXECUTION VERSION

binding decision that is expressly stated by this Agreement to require Constellation’s approval (absent express written approval by the Constellation JRC Co-Chair) or the approval of both Parties (absent express written approval by both Parties) or both Researching Parties (absent express written approval by the JRC Co-Chair for both Researching Parties). Written consent required pursuant to this Section 2.5(d) may be evidenced by finally approved minutes in accordance with Section 2.5(g).

(e) Decision Making Authority. With respect to the responsibilities of the Joint Research Committee, each Researching Party shall have one (1) collective vote in all decisions, and the Researching Parties shall attempt to make decisions by unanimous vote. If the JRC cannot reach agreement within [**] of an issue being brought to a vote, then the matter will be referred to an Executive of each Researching Party. If the Executives are unable to reach agreement within [**] of an issue being referred to them for consideration, then, except with regard to (i) finally determining whether a Target will be a Draft Pick Target and what the Compound Criteria for a Draft Pick Target will be (disputes about which will be addressed as set forth in Section 2.11(c)), or (ii) unilaterally amending the Research Plan such that Constellation is not involved in both target validation and lead discovery and optimization activities, to the extent each such activity is then being conducted during the Research Collaboration, and providing Constellation has such capabilities, Genentech shall have the right to finally decide the resolution to such dispute; provided, however, Constellation shall not be obligated, as a result of a deciding vote by Genentech, (A) to provide fewer or more Constellation FTEs each year than the numbers set forth in Section 2.8(b) during the Initial Research Term or the First Extended Research Term, if applicable, or (B) to include additional targets as Targets within the Research Collaboration.

(f) Meetings; Attendees. Once established, the Joint Research Committee shall meet at least [**] during its term of operations unless otherwise agreed by the Researching Parties. The JRC may meet in person or via teleconference, video conference or the like, provided that at least [**] shall be held in person, unless otherwise agreed by the Researching Parties. Each Researching Party shall bear the expense of its respective representatives’ participation in JRC meetings. If a Researching Party’s representative is unable to attend a given meeting, such Researching Party may designate a knowledgeable alternate to attend such meeting and perform the functions of such representative. Each Researching Party may invite a reasonable number of non-voting employees, consultants or scientific advisors to attend JRC meetings, provided that such invitees are bound by confidentiality obligations that are consistent with those set forth in this Agreement.

(g) Minutes; Other Documentation of Decisions. The Joint Research Committee shall keep minutes of its meetings that record in writing all decisions made, action items assigned or completed and other appropriate matters. Genentech shall be responsible for drafting meeting minutes and such draft minutes shall be sent to Constellation promptly after a meeting for review, comment and approval by both Researching Parties. A decision that may be made at a JRC meeting may also be made without a meeting if such decision is agreed to in

CONFIDENTIAL EXECUTION VERSION

writing (including by email) by each Researching Party’s JRC Co-Chair (or its designee), provided that each Researching Party’s JRC Co-Chair’s (or its designee’s) written communication clearly indicates that such decision is a formal decision by such Researching Party’s JRC. Any modifications to the Research Plan that are approved by the JRC shall constitute an amendment to the Research Plan.

(h) Term of JRC Operations. The Joint Research Committee shall meet during the Research Term, and for [**] thereafter (or such longer period of time as the JRC may deem necessary, in particular in order for the Parties to finalize the selection of Draft Pick Targets from the Draft Pool). Thereafter, the JRC shall cease operations and perform no further functions under this Agreement.

2.6 Records; Information Exchange and Reports.

(a) Records and Information Exchange Generally. Each Researching Party shall maintain complete, current and accurate records of all research and development activities conducted by it in the conduct of the Research Collaboration, and all data and other Know-How resulting from such activities. Each Researching Party will use diligent efforts to make available and disclose to each other all Research Collaboration Inventions, including all Research Collaboration IP regarding compounds synthesized or discovered, initial leads, activities of leads, derivatives, and results of in vitro and in vivo studies, assay techniques and new assays, immediately after the Effective Date and promptly after the creation thereof throughout the Research Term, with significant discoveries or advances being communicated as soon as reasonably practical after such information is obtained or its significance is appreciated.

(b) Reports. At least [**] during the Research Term (which may be at a JRC meeting), the Researching Parties will exchange a written summary of their Research Collaboration research and results. Within [**] after the selection of Targets as Draft Pick Targets to be included in each the Draft Pool, each Researching Party shall provide to the other Researching Party a written report detailing all of the data and results obtained by such Researching Party related to any Draft Pick Targets selected by the other Party. In addition, following selection of the Draft Pick Targets, the Researching Parties will exchange information and materials in accordance with Section 2.11(f). Within [**] after the expiration or earlier termination of the Initial Research Term, and following the end of the First Extended Research Term or Second Extended Research Term, each Researching Party shall provide to the other Researching Party a final written report directed to any additional data and results obtained during the Research Term.

2.7 Use of Research Collaboration Materials.

(a) Definition of Research Collaboration Materials. “Research Collaboration Materials” means the tangible materials (including Collaboration Compounds) that, in the performance of the Research Collaboration, are (i) created by or on behalf of Constellation or Genentech (the “Joint Research Collaboration Materials”); (ii) provided by

CONFIDENTIAL EXECUTION VERSION

or on behalf of Genentech to Constellation which materials were first created other than in the performance of the Research Collaboration (the “Genentech Research Collaboration Materials”); or (iii) provided by or on behalf of Constellation to Genentech which materials were first created other than in the performance of the Research Collaboration (the “Constellation Research Collaboration Materials”). Joint Research Collaboration Materials provided by one Researching Party to the other Researching Party during the Research Collaboration shall remain Joint Research Collaboration Materials.

(b) Joint Research Collaboration Materials. Subject to the terms of this Agreement, including, without limitation the obligations of exclusivity set forth in Section 2.4 and the licenses set forth in Article 4, each Party may use Joint Research Collaboration Materials for any purpose and may transfer such Joint Research Collaboration Materials to Third Parties and Affiliates. On completion of the Research Term, at Genentech’s request, Constellation shall transfer to Genentech reasonable quantities of Joint Research Collaboration Materials then in Constellation’s Control.

(c) Genentech Research Collaboration Materials. Constellation may use Genentech Research Collaboration Materials only for the purpose of performing activities under the Research Plan. Constellation shall not transfer any Genentech Research Collaboration Materials to, or permit the use of any Genentech Research Collaboration Materials by, any Third Party or any Constellation Affiliate, other than Permitted Contractors as permitted under Section 2.9. On expiration or termination of the Research Term, Constellation shall destroy or, at Genentech’s written request, return, any Genentech Research Collaboration Material then remaining in Constellation’s Control. Genentech shall have the right to use the Genentech Research Collaboration Materials for any purposes and to transfer Genentech Research Collaboration Materials to Third Parties and Affiliates.

(d) Constellation Research Collaboration Materials. Subject to the terms of this Agreement, including, without limitation the obligations of exclusivity set forth in Section 2.4 and the licenses set forth in Article 4, each Party may use Constellation Research Collaboration Materials for any purpose and may transfer such Constellation Research Collaboration Materials to Third Parties and Affiliates.

(e) Transfer During Research Term. During the Research Term, on a Researching Party’s request, the other Researching Party shall transfer a reasonable quantity of any Research Collaboration Materials in its possession to the requesting Researching Party, for purposes of performing the activities under the Research Plan.

(f) Constellation Platform. During and on completion of the Research Term, Constellation shall transfer to Genentech reasonable quantities of Research Collaboration Materials comprising the Constellation Platform in accordance with the Research Plan and as further requested by Genentech, in order to enable Genentech to practice its license rights under Section 4.2 (Constellation Platform License).

CONFIDENTIAL EXECUTION VERSION

(g) Transfer of Collaboration Compounds. Within [**] after the completion of the Draft Pool selection processes pursuant to Section 2.11, the Researching Parties shall consult regarding their then existing supply of Collaboration Compounds. If a Researching Party determines that it has in its possession a materially smaller quantity of any Collaboration Compound as compared to the quantity in the Control of the other Researching Party, then it shall so notify such other Research Party and such other Researching Party shall transfer to such Researching Party a sufficient amount of such Collaboration Compound such that each Researching Party shall have approximately equal amounts of such Collaboration Compound.

2.8 Funded Constellation FTEs.

(a) Generally. Subject to the payment of the Committed Funding in accordance with Sections 5.2 and 6.3, Constellation shall provide Constellation FTEs for performance of the research and other activities for which Constellation is responsible under the Research Plan. Each individual included in the funded FTEs shall possess a bachelor’s degree or higher in a relevant scientific discipline and shall be experienced in the type of research or other activities to be performed by such individual under the Research Plan. At Genentech’s request, Constellation shall provide resumes or curricula vitae for funded FTEs in order for Genentech to ensure such individuals have the appropriate qualifications.

(b) Number of FTEs. While the actual number of FTEs may fluctuate on a month-to-month basis, Constellation shall commit to the Research Collaboration, and, in which case, Genentech shall fund, (i) for the Initial Research Term, (A) [**] Constellation FTEs in the first year; (B) [**] Constellation FTEs in the second year, and (C) [**] Constellation FTEs in the third year, and (if applicable) (ii) for the First Extended Research Term, [**] Constellation FTEs. On an annual basis, Genentech shall have no FTE support payment obligation for any number of Constellation FTEs beyond the number of Constellation FTEs set forth in this Section 2.8(b), provided, however, with respect solely to the Initial Research Term, the actual number of Constellation FTEs may fluctuate by up to [**] Constellation FTEs each year; provided further that Genentech will not have any FTE support payment obligation for, and Constellation shall not be required to commit, more than [**] in total over the Initial Research Term.

(c) Constellation Key Employees. While employed by Constellation or an Affiliate of Constellation, the Constellation Key Employees shall devote work-time to the Research Collaboration as reasonably necessary to diligently fulfill Constellation’s responsibilities under the Research Collaboration, including its obligations under Section 2.3(b) to use Diligent Efforts to perform its responsibilities under the Research Plan.

CONFIDENTIAL EXECUTION VERSION

2.9 Permitted Contractors.

(a) Constellation’s Permitted Contractors. Other than Permitted Contractors who are chemists (which are addressed in Section 2.9(c)), if specified in the Research Plan, or agreed to in writing by the JRC, Constellation may, in accordance with Section 2.10, use Permitted Contractors to perform Constellation’s activities under the Research Plan, provided Constellation shall ensure such activities are subject to a written agreement under which such Permitted Contractor is permitted to use and transfer such Research Collaboration Materials only in accordance with Section 2.7.

(b) Genentech’s Permitted Contractors. Genentech may, at Genentech’s expense, use Permitted Contractors to perform Genentech’s activities under the Research Plan, provided Genentech shall ensure such activities are subject to a written agreement under which such Permitted Contractor is permitted to use and transfer such Research Collaboration Materials only in accordance with Section 2.7.

(c) Permitted Contractor Chemists. Genentech, at Genentech’s expense, shall be responsible for engaging any Permitted Contractors that are chemists to carry out activities under the Research Plan. On a project-by-project basis Constellation may directly manage a specific number of such Permitted Contractor chemists, in accordance with the strategy laid out by the JPT and the JRC. For each project, the number of such Permitted Contractor chemists to be managed by Constellation shall be determined by the JRC.

(d) Institutional Collaborations. Any proposal by either Party to work with an Institutional Collaborator in order to perform activities under the Research Plan must be reviewed and mutually approved by the Parties.

2.10 Costs Other than for Funded Constellation FTEs. Except as otherwise expressly provided in this Agreement (including the inclusion in FTE Payments of the items set forth in Exhibit F), the Researching Parties shall determine in good faith the allocation of any out-of-pocket costs (other than the items set forth in Section 2.9(c) or Exhibit F) incurred in performing activities under the Research Plan; provided, however, that neither Researching Party shall be obligated to bear such costs or to be responsible for any activity resulting in out-of-pocket costs, without such Researching Party’s consent. For clarity, any out-of-pocket costs incurred by Constellation in performing its activities under the Research Plan for the items set forth in Exhibit F shall in all cases be allocated to Constellation and deemed included as part of the FTE Rate.

2.11 Target Selection and Further Development.

(a) Creation of Draft Pool. Throughout the Research Term, following the guidelines set forth in Exhibit C, the JRC shall keep a running list of Targets that might be eligible for selection under the Draft Pool. Not later than [**] prior to the last day of the Initial Research Term (or the First Extended Research Term if so extended) (the “Draft Pool Date”), the JRC will create a list of [**] (or such lower number as the Researching Parties may agree to) (such number the “Draft Pool Capacity”) Draft Pick Targets (the “Draft Pool”). Draft Pick Targets in the Draft Pool will be divided up in accordance with this Section 2.11 for further development by the Parties.

CONFIDENTIAL EXECUTION VERSION

(b) Compound Criteria.

(i) Not later than the Draft Pool Date, for each Draft Pick Target included in the Draft Pool, the JRC will set specific criteria defining the related compound parameters (e.g., potency/selectivity of compounds, etc.) (the “Compound Criteria”) for a compound to be considered a Collaboration Compound for a particular Draft Pick Target. The Compound Criteria for each Draft Pick Target will be as narrow as reasonable based on the science available at the time.

(ii) If a compound meets the Compound Criteria associated with a Draft Pick Target that is exclusively licensed to a Party, and if the Party who is not exclusively licensed such Draft Pick Target can demonstrate that the compound’s activity is due to modulation of a target that is not the exclusively licensed Draft Pick Target (as demonstrated by a biochemical, cellular and/or in vivo PD model), then the Parties will discuss in good faith whether such compound should be deemed not to meet the Compound Criteria definition for the applicable Draft Pick Target. During such discussions, each Party shall give due consideration to all scientific information presented by the other Party. Following such discussions, either Party may make a written request to the other Party to deem such compound as not meeting the Compound Criteria for the applicable Draft Pick Target. Such other Party shall not unreasonably withhold its consent to such request.

(c) Resolution of Draft Pool and Compound Criteria Disputes. If the JRC is unable to agree on the inclusion of a Target as a Draft Pick Target in the Draft Pool, or upon final Compound Criteria for any Draft Pick Target, by the Draft Pool Date, then the Researching Parties shall finalize such Draft Pool within the [**] thereafter as follows, with each Researching Party making its selection within a period equal to [**] per Target specified in clauses (i) or (ii) (subject to clauses (iii) and (iv)), as applicable:

(i) [**] shall have the right to select [**] additional Targets to include in such Draft Pool and shall create the associated Compound Criteria following the guidelines set forth on Exhibit D (the “Compound Criteria Guidelines”) therefor; provided that [**] may select [**] for inclusion if the Draft Pool would reach the applicable Draft Pool Capacity following such selection.

(ii) If, following any inclusion of additional Targets pursuant to the preceding clause (i), the Draft Pool has not reached the Draft Pool Capacity, [**] shall have the right to select [**] to include in the Draft Pool and shall create the associated Compound Criteria following the Compound Criteria Guidelines therefor.

(iii) If, following any inclusion of the additional Target pursuant to the preceding clause (ii), the Draft Pool has not reached the applicable Draft Pool Capacity, additional Target(s) may be selected for inclusion in the Draft Pool by the alternating application of the preceding clauses (i) and (ii) until the Draft Pool reaches the applicable Draft Pool Capacity or the Parties otherwise agree to finalize the Draft Pool beneath the Draft Pool Capacity.

CONFIDENTIAL EXECUTION VERSION

(iv) For clarity, (A) in creating the Compound Criteria for the relevant Draft Pick Target, the applicable Party shall follow the guidelines set forth on Exhibit D, and (B) the inclusion by a Party of a Target in the Draft Pool in no way reserves such Target for such Party.

(d) Draft Pick Targets. Within the [**] after the Draft Pick Targets and Compound Criteria are finalized, Draft Pick Targets will be selected, in writing, by each of the Researching Parties. Selections will be made as follows:

(i) if [**] or more Targets have achieved LSR-Go on the Draft Pool Date (whether or not such Targets are Draft Pick Targets), then selection will be made in the following sequence:

•	first [**] shall have [**] to select [**],

•	then [**] shall have [**] to select [**],

•	then [**] shall have [**] to select [**],

•	then [**] shall have [**] to select [**],

•	then [**] shall have [**] to select [**],

•	then [**] shall have [**] to select [**], and

•	then [**] shall have [**] to select [**]; and

(ii) otherwise, selection will be made in the following sequence:

•	first [**] shall have [**] to select [**] (subject to clause (iii)),

•	then [**] shall have [**] to select [**],

•	then [**] shall have [**] to select [**],

•	then [**] shall have [**] to select [**],

•	then [**] shall have [**] to select [**], and

•	then [**] shall have [**] to select [**];

(iii) if clause (ii) applies, then [**] may not, as a result of selecting its fourth (4th) Draft Pick Target, select all of the Targets in the Draft Pool from a particular Class (unless there is [**] in the Draft Pool from such Class) unless [**], during its [**] initial selection period, first offers such Target(s) to [**], in which case [**] shall have [**] to (A) select such Target(s) as [**] first Draft Pick Target, or (B) decline such Target(s) as [**] first

CONFIDENTIAL EXECUTION VERSION

Draft Pick Target, in which case [**] may, during the remainder of such [**] period plus [**], select such Target. For clarity, [**] is in no way limited in its selection of any Draft Pick Target, other than its selection of its fourth Draft Pick Target under subsection 2.11(d)(ii).

(iv) A Party’s failure to make its Draft Pick Target selection(s) within the time allotted in clause (i), (ii) or (iii) above shall not prevent the other Party from making its selection in the subsequent bullet.

(e) Draft Pick Target Table and Definitions. Table 1 below illustrates the foregoing selection process. Draft Pick Targets selected by Genentech are referred to as “Genentech Draft Pick Targets”, and Draft Pick Targets selected by Constellation are referred to as “Constellation Draft Pick Targets”.

Table 1

			[**]						[**]
[**]		[**]		[**]		[**]		[**]		[**]

	[**]		[**]				[**]				[**]
	[**]				[**]		[**]		[**]
	[**]		[**]				[**]		[**]
	[**]		[**]				[**]				[**]
	[**]				[**]		[**]		[**]
	[**]		[**]				[**]		[**]
	[**]		[**]				[**]				[**]
	[**]				[**]		[**]		[**]
	[**]		[**]				[**]		[**]
	[**]		[**]				[**]		[**]
	[**]		[**]				[**]		[**]

CONFIDENTIAL EXECUTION VERSION

(f) Development of Draft Pick Targets; Information Exchange. Within [**] after all Draft Pick Targets are selected, Genentech and Constellation shall each submit to the other, to the extent related to any Draft Pick Target such other Party has selected: detailed procedures for synthesizing any compounds discovered in performance of the Research Collaboration, and any other information and data (including raw data) generated by such Party during the Research Collaboration and not previously exchanged between the Parties and the Party selecting the relevant Draft Pick Target may use such information. The foregoing information may be included in the report required under Section 2.6(b).

(g) Targets Not Selected. Unless included as mutually agreed by the Parties within the scope of the Second Extended Research Term, and subject to the licenses granted in accordance with Section 4.4, each Party is free to further research, develop and commercialize Targets that are not Draft Pick Targets and compounds directed to such Targets. Within [**] after the last Draft Pick Target is selected from the Draft Pool, Genentech and Constellation shall each submit to the other, to the extent related to any Targets that are not Draft Pick Targets: detailed procedures for synthesizing any compounds discovered in performance of the Research Collaboration, and any other information and data (including raw data) generated by such Researching Party during the Research Collaboration and not previously exchanged between the Researching Parties.

2.12 Alliance Manager. Promptly following the Effective Date, each Researching Party shall appoint a representative within such Researching Party as the primary contact for matters related to this Agreement, unless another contact is expressly specified in this Agreement or designated by the JRC for a particular purpose (the “Alliance Managers”). The Alliance Managers shall facilitate communication and collaboration between the Parties and shall seek to facilitate resolution of potential and pending issues and potential disputes to enable the JRC (during the Research Term) and the Parties (during the term of this Agreement) to reach consensus and avert escalation of such issues or potential disputes. Either Researching Party may replace its Alliance Manager at any time upon prior written notification (including by email) to the other Researching Party.

2.13 Joint Project Team.

(a) Establishment of the JPT. Within [**] after the Effective Date, the Researching Parties shall establish a Joint Project Team (“Joint Project Team” or “JPT”) to define, coordinate and implement all activities related to performance of the Research Plan. The JPT shall be composed of representatives designated by each Researching Party (and the Researching Parties need not have the same number of representatives). The JPT shall include individuals with expertise and responsibilities in the areas applicable to the stage of research of the Targets. Each Researching Party shall designate one of its representatives as its primary JPT contact (such Researching Party’s “JPT Co-Leader”). A Researching Party may replace any or all of its JPT representatives (and designated JPT Co-Leader) at any time and shall provide prior written notice (including by email) to the other Researching Party’s JPT Co-Leader of any such change.

CONFIDENTIAL EXECUTION VERSION

(b) Responsibilities of the JPT. The Joint Project Team shall perform the following functions with respect to the Target(s) for which it is responsible:

(i) prepare (on an annual basis) any proposed amendments to the Research Plan in accordance with Section 2.3 and other provisions of this Agreement, and submit proposed amendments to the Research Plan to the JRC for approval;

(ii) prepare (on an annual basis) proposals for any annual FTE forecasts (and any proposals for amendments thereto) in accordance with Section 2.8 and other provisions of this Agreement, and submit such proposals to the JRC for approval;

(iii) implement Research Plans, ensuring that activities thereunder are performed in accordance with the approved timelines and budgets;

(iv) ensure that each Researching Party keeps the JPT informed regarding all material activities performed by such Researching Party under this Agreement that are within the purview of the JPT; and

(v) perform such other functions as delegated to it by the JRC in writing or as specified in this Agreement.

(c) Decision Making Authority. With respect to the responsibilities of the Joint Project Team, each Researching Party shall have one (1) collective vote in all decisions, and the Researching Parties shall attempt to make decisions by unanimous vote. If the JPT cannot reach agreement within [**] of the disputed matter being brought to a vote, the matter shall be referred to the Joint Research Committee, which shall resolve such matter in accordance with Section 2.5(e), subject to Section 2.5(d).

(d) Meetings; Attendees. Once established, the JPT shall meet at least [**] during its term of operations unless otherwise agreed by the Researching Parties. The JPT may meet in person or via teleconference, video conference or the like, provided that at least [**] shall be held in person, unless otherwise agreed by the Researching Parties. Each Researching Party shall bear the expense of its respective representatives’ participation in JPT meetings. If a Researching Party’s representative is unable to attend a given meeting, such Researching Party may designate a knowledgeable alternate to attend such meeting and perform the functions of such representative. Each Researching Party may invite a reasonable number of non-voting employees, consultants or scientific advisors to attend JPT meetings, provided that such invitees are bound by confidentiality obligations that are consistent with those set forth in this Agreement.

(e) Minutes; Other Documentation of Decisions. The JPT shall keep minutes of its meetings that record in writing all decisions made, action items assigned or completed and other appropriate matters. [**] shall be responsible for drafting meeting minutes and such draft minutes shall be sent to [**] promptly after a meeting for review, comment and approval by both Researching Parties. A decision that may be made at a JPT meeting may also be made without a meeting if such decision is agreed to in writing (including by email) by each Researching Party’s JPT Co-Leader (or its designee), provided that each Researching Party’s written communication clearly indicates that such decision is a formal decision by such Researching Party’s JPT.

CONFIDENTIAL EXECUTION VERSION

(f) Term of the JPT Operations. The Joint Project Team shall continue to exist until the end of the Research Term. Thereafter, the JPT shall cease operations and perform no further functions hereunder.

(g) Additional JPTs. From time to time during the Research Term, the Joint Research Committee shall determine whether or not an additional Joint Project Team(s) shall be established for a given additional Target or if an existing JPT shall perform the JPT functions for such additional Targets. All references to “the Joint Project Team” or “the JPT” in this Agreement shall apply to each JPT.

Article 3

Post Research Term Development and Commercialization Rights and Responsibilities for Draft Pick Targets.

3.1 Post Research Term Development and Commercialization. Following the selection of each Draft Pick Target as set forth in Section 2.11, Licensee shall have the sole right and responsibility for the development and commercialization of Collaboration Compounds and Licensed Products that are directed to Genentech Draft Pick Targets and meet the Compound Criteria, and Companion Diagnostics for use with such Collaboration Compounds and Licensed Products in the Field, in the Territory, and Constellation shall have the sole right and responsibility for the development and commercialization of Collaboration Compounds and Licensed Products that are directed to Constellation Draft Pick Targets and meet the Compound Criteria, and Companion Diagnostics for use with such Collaboration Compounds and Licensed Products in the Field, in the Territory.

3.2 Manufacturing.

Except as otherwise set forth under the Research Plan, as between the Parties, (i) Licensee has the sole right and responsibility for the manufacture of Collaboration Compounds and Licensed Products directed to the Genentech Draft Pick Targets, and any Companion Diagnostics for use with such Collaboration Compounds and Licensed Products, for sale in the Field in the Territory; and (ii) Constellation has the sole right and responsibility for the manufacture of Collaboration Compounds and Licensed Products directed to the Constellation Draft Pick Targets, and any Companion Diagnostics for use with such Collaboration Compounds and Licensed Products, for sale in the Field in the Territory.

3.3 Diligence. Following the Research Term, each Commercializing Party shall use Commercially Reasonable Efforts to develop at least one (1) Licensed Product for each of its Draft Pick Targets in the Field in the Territory with the goal of seeking Regulatory

CONFIDENTIAL EXECUTION VERSION

Approval required for the sale of a Licensed Product in the United States and the Major EU Countries. In addition, Licensee shall pursue the development of [**] for each of its Draft Pick Targets in the Field within [**] using efforts, resources and processes consistent with those applied by Licensee in [**] to its other pharmaceutical products of comparable commercial potential, stage of medical/scientific development, probability of technical success, technical and regulatory profile and patent protection. Activities performed by a Party’s sublicensees shall be considered activities performed by such Party under this Agreement for purposes of determining whether such Party is fulfilling its diligence obligations under this Section 3.3.

Article 4

License and Option Grants

4.1 Research Licenses.

(a) Genentech hereby grants to Constellation a non-exclusive, worldwide license under the Genentech Research IP to conduct activities assigned to Constellation under the Research Plan, during the Research Term.

(b) Constellation hereby grants to Genentech a non-exclusive, worldwide license under the Constellation Other IP to conduct activities assigned to Genentech under the Research Plan, during the Research Term. The license granted to Genentech under this Section 4.1(b) is solely to enable gRED to conduct its activities under the Research Collaboration and is expressly limited by Section 2.4.

(c) The licenses granted under this Section 4.1 shall not include the right to grant or authorize sublicenses, except that the use by Genentech or Constellation of Permitted Contractors as permitted in Section 2.9 shall not be construed as a sublicense.

4.2 Constellation Platform License. Constellation hereby grants to Genentech a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, fully paid up license under the Constellation Research IP to make, have made, use, import, research, discover, and develop the Constellation Platform. The foregoing license includes the right to sublicense the foregoing rights to (a) Affiliates, (b) Permitted Contractors, and (c) bona-fide collaborators in the furtherance of their collaboration with Genentech, provided that in each case such rights granted shall be consistent with and subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, and consistent with Section 2.4, Genentech shall not sublicense or disclose the Constellation Research IP to pRED during the Research Term.

4.3 Compound Research License.

(a) Constellation hereby grants to Genentech during the Research Term, and to Licensee after the Research Term, a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, fully paid-up license under the Constellation Licensed IP and the Constellation Other IP to

CONFIDENTIAL EXECUTION VERSION

make, use and import compounds created during the conduct of Research Collaboration, or provided by Constellation to Genentech during the conduct of the Research Collaboration, for the licensed Party’s internal research purposes relating to biological targets that are not Targets, including the right to conduct assays to determine the activity of such compounds with respect to such other biological targets. It is understood and agreed that (i) this Section 4.3(a) shall not require Constellation to provide Licensee with any compounds or other materials; and (ii) no commercial license is granted to Licensee under this Section 4.3(a), including any license to sell or offer for sale, or to commercially manufacture, use or import, such compounds. Licensee may only sublicense the rights granted under this Section 4.3(a) to its Affiliates or Third Party collaborators with respect to products that are being researched, developed and/or commercialized by such Affiliate or Third Party collaborator with, or on behalf of, Licensee; provided that in each case such rights granted shall be consistent with and subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, and consistent with Section 2.4, Genentech shall not sublicense the rights granted under this Section 4.3 to pRED during the Research Term.

(b) Genentech hereby grants to Constellation a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, fully paid-up license under the Genentech Research IP to make, use and import compounds created during performance of the Research Collaboration, for Constellation’s internal research purposes relating to biological targets that are not Targets, including the right to conduct assays to determine the activity of such compounds with respect to such other biological targets. It is understood and agreed that (i) this Section 4.3(b) shall not require Genentech to provide Constellation with any compounds or other materials; and (ii) no commercial license is granted to Constellation under this Section 4.3(b), including any license to sell or offer for sale, or to commercially manufacture, use or import, such compounds. Constellation may only sublicense the rights granted under this Section 4.3(b) to its Affiliates or Third Party collaborators with respect to products that are being researched, developed and/or commercialized by such Affiliate or Third Party collaborator with, or on behalf of, Constellation; provided that in each case such rights granted shall be consistent with and subject to the terms and conditions of this Agreement.

4.4 Draft Pick Target Licenses

(a) To Genentech. Constellation hereby grants to Genentech an exclusive (even as to Constellation, but subject to Sections 4.4(c) and 4.1), sublicensable license under the Constellation Licensed IP, the Constellation Other IP, the Constellation Research IP, and Constellation’s interest in and to the Research Collaboration IP, to make, have made, use, sell, offer for sale, import, research, discover and develop (i) Genentech Draft Pick Targets and compounds that are directed to, and meet the Compound Criteria for, Genentech Draft Pick Targets, including Collaboration Compounds and Licensed Products, and (ii) Companion Diagnostics for use with such Genentech Draft Pick Targets, Collaboration Compounds and Licensed Products, in the Territory.

CONFIDENTIAL EXECUTION VERSION

(b) To Constellation.

(i) Genentech hereby grants to Constellation an exclusive (even as to Genentech, but subject to Sections 4.4(c) and 4.1), sublicensable license under Genentech’s interest in and to the Research Collaboration IP to make, have made, use, sell, offer for sale, import, research, discover and develop (1) Constellation Draft Pick Targets and compounds that are directed to, and meet the Compound Criteria for, Constellation Draft Pick Targets, including Collaboration Compounds and Licensed Products and (2) Companion Diagnostics for use with such Constellation Draft Pick Targets, Collaboration Compounds and Licensed Products, in the Territory.

(ii) On written request from Constellation, received not later than [**] after the Research Term, Genentech and Constellation will negotiate in good faith the commercially reasonable terms under which Genentech would license to Constellation any Genentech Background IP necessary or useful for Constellation’s continued research, development and commercialization of a Constellation Draft Pick Target and/or compounds that are directed to a Constellation Draft Pick Target and meet the Compound Criteria, including Collaboration Compounds and Licensed Products, and Companion Diagnostics for use with such Constellation Draft Pick Target. If, despite good faith negotiations, Genentech and Constellation are unable to agree on commercially reasonable terms for the license(s) contemplated under this Section 4.4(b)(ii) within [**] after the date of the first written request made by Constellation hereunder, Genentech will have no further obligation to continue discussions with Constellation pursuant to this Section 4.4(b)(ii).

(c) Grant Backs.

(i) Genentech hereby grants back to Constellation a nonexclusive license under the Constellation Licensed IP, the Constellation Other IP, the Constellation Research IP and Genentech’s interest in and to the Research Collaboration IP to research, alone or with others, the Genentech Draft Pick Targets and compounds that are directed to the Genentech Draft Pick Targets and meet the Compound Criteria, provided that such research is in furtherance of the development or commercialization of targets that are not Genentech Draft Pick Targets and/or compounds that are not directed to the Genentech Draft Pick Targets and meet the Compound Criteria.

(ii) Constellation hereby grants back to Genentech a nonexclusive license under Constellation’s interest in and to the Research Collaboration IP to research, alone or with others, the Constellation Draft Pick Targets and compounds that are directed to the Constellation Draft Pick Targets and meet the Compound Criteria, provided that such research is in furtherance of the development or commercialization of targets that are not Constellation Draft Pick Targets and/or compounds that are not directed to the Constellation Draft Pick Targets and meet the Compound Criteria.

CONFIDENTIAL EXECUTION VERSION

4.5 Targets Not Selected.

Effective immediately following the finalization of the Draft Pool, Constellation grants to Genentech a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, fully paid-up, sublicensable license under the Constellation Other IP to make, have made, use, sell, offer for sale, import, research, discover and develop Targets that are not Draft Pick Targets, and compounds and products that are directed to any such Targets and do not meet the Compound Criteria for either Party’s Draft Pick Targets, including any Companion Diagnostics for use with such compounds and products.

4.6 Right of First Negotiation.

(a) Right of First Negotiation. If, during the [**] period following the expiration of the Research Term, subject to and without limiting the terms of the Option Agreement, Constellation wishes to sublicense, outlicense or otherwise divest any of the Constellation Draft Pick Targets, or any compound that is directed to a Constellation Draft Pick Target and meets the Compound Criteria, including, without limitation, any Collaboration Compound and/or Licensed Product directed to a Constellation Draft Pick Target (provided, however, that this Section 4.6 shall not apply to activities conducted with Permitted Contractors), it must first provide written notice of that intention to Licensee, which notice will (i) identify the Constellation Draft Pick Target, compound, and/or Licensed Product(s) to which it applies, and (ii) include a non-confidential summary describing the status of the research or development of the associated program. Genentech or Roche (but not both) (the “Negotiating Party”) shall respond to that written notice within [**] (the “Consideration Period”), either providing notice of its intention to negotiate exclusively as described in this Section 4.6, or waiving that right; provided, however, that the failure of Genentech or Roche to provide written notice of its intention to negotiate exclusively as described in this Section 4.6 shall be deemed a waiver of its right to such negotiation with respect to such Constellation Draft Pick Target, compound or Licensed Product(s) and Constellation shall be entitled to enter into an agreement for such Constellation Draft Pick Target, compound or Licensed Product(s) with a Third Party. If, during the Consideration Period, the Negotiating Party gives notice of its intention to negotiate exclusively, Constellation shall negotiate with the Negotiating Party exclusively for a period extending not more than [**] after the Negotiating Party’s notice to Constellation hereunder (the “Negotiation Period”) regarding the terms pursuant to which the Negotiating Party would take rights to such Constellation Draft Pick Target, compound or Licensed Product(s), with both Constellation and the Negotiating Party negotiating in good faith.

(b) Negotiation Period. During the Negotiation Period, Constellation shall provide the Negotiating Party reasonable access to the information and materials in Constellation’s reasonable control relating to such compound or Licensed Product to allow the Negotiating Party to make an informed decision regarding such terms; provided, however, that, unless otherwise agreed to by the Parties, Constellation shall not be obligated to deliver any tangible materials or proprietary chemical structure information to the Negotiating Party. Notwithstanding the foregoing, at the Negotiating Party’s written request, Constellation will

CONFIDENTIAL EXECUTION VERSION

provide proprietary chemical structure information to a mutually agreed upon Third Party expert, who will enter into a confidentiality agreement that is mutually agreeable to the Parties, for the purpose of the Negotiating Party’s diligence evaluation. Leading up to and during such Negotiation Period, Constellation shall not disclose information and materials to (other than Permitted Contractors) or negotiate with any Third Party concerning rights in or to such Constellation Draft Pick Target, compound or Licensed Product; provided, however, that Constellation may publish or disclose such information and seek patent protection as permitted under this Agreement. Constellation shall negotiate exclusively with the Negotiating Party until the earlier of (i) the execution of a final written agreement regarding rights to such Constellation Draft Pick Target, compound or Licensed Product; or (ii) the expiration of the Negotiation Period. The foregoing exclusive right to negotiate is on a Constellation Draft Pick Target-by-Constellation Draft Pick Target or compound-by-compound basis. Following the waiver (or deemed waiver) of Licensee’s right to negotiate exclusively with Constellation pursuant to this Section 4.6, or the expiration of the Negotiation Period, Licensee’s rights and Constellation’s obligations under this Section 4.6 shall lapse with respect to such Constellation Draft Pick Target and compounds directed to such Constellation Draft Pick Target.

4.7 Sublicensees. Each Party shall ensure that any sublicensee (or licensee, with respect to the Research Collaboration IP or, with respect to Section 4.1, Permitted Contractor) is bound by the relevant terms and conditions of this Agreement and such Party shall remain responsible for its sublicensees’ and licensees’ and such Permitted Contractors’ compliance with the material and applicable terms and conditions of this Agreement.

4.8 Research Collaboration IP.

(a) In General. Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.4 and the licenses granted under this Article 4, and except as set forth in Section 4.8(b) below, each Researching Party retains full ownership rights (including as provided under 35 USC § 262) in and to the Research Collaboration IP, for any field, and including the right to license and sublicense, and to freely exploit, transfer or encumber its ownership interest in the Research Collaboration IP, without the consent of, or payment or accounting to, the other Researching Party. Each Researching Party hereby waives any right it may have under the laws of any jurisdiction to require such consent, payment or accounting with respect to the Research Collaboration IP. Each Researching Party hereby assigns to the other Researching Party an undivided one-half interest in and to the Research Collaboration IP.

(b) LO Compounds. Notwithstanding the definition of Research Collaboration Invention or Sections 4.8(a) and 3.1, nothing in this Agreement gives (i) Constellation the right to use, license, exploit, transfer, or otherwise encumber in any way an LO Compound that was first synthesized by or on behalf of Licensee in the course of Licensee’s further research and development of a Genentech Draft Pick Target, or (ii) Licensee the right to use, license, exploit, transfer, or otherwise encumber in any way an LO Compound that was first synthesized by or on behalf of Constellation in the course of Constellation’s further research and development of a Constellation Draft Pick Target.

CONFIDENTIAL EXECUTION VERSION

4.9 Harvard Option. Constellation hereby grants to Genentech an option (the “Harvard Option”) to obtain a sublicense to the Patents licensed to Constellation pursuant to the Harvard License. Genentech may exercise the Harvard Option by providing Constellation with written notice of exercise at any time during the Term. Upon exercise of the Harvard Option, the Parties shall promptly negotiate and execute a separate sublicense agreement granting Genentech such sublicense, which sublicense shall be consistent in all material respects with the terms of this Agreement, and subject to the terms and conditions of the Harvard License. The upfront payment described in Section 5.1(a) includes [**] U.S. Dollars ($[**]) as full consideration from Genentech for the Harvard Option and for the sublicense of the rights thereunder. No further amounts shall be due by Genentech to Constellation under such sublicense, provided, however, that following execution of the sublicense agreement with respect to the Harvard License, the Patent Rights under the Harvard License shall be considered “Constellation Licensed IP”, “Constellation Research IP” or “Constellation Other IP”, as applicable, including for purposes of payments which may be owed pursuant to Article 5.

4.10 No Implied Licenses.

Except as otherwise expressly provided, this Agreement does not grant any right or license to either Party under any of the other Party’s intellectual property rights, and no other right or license is to be implied or inferred from any provision of this Agreement or by the conduct of the Parties.

4.11 [**] Acknowledgement. Licensee acknowledge that Licensee’s rights under this Agreement are subject to the obligations of any Interruption License granted under the Research Agreement between Constellation and [**] (with “Interruption License” as defined in such Research Agreement).

Article 5

Payments

5.1 Upfront Payment. In consideration for Constellation entering into this Agreement, Genentech shall pay to Constellation a one time, non-refundable, non-creditable upfront payment of forty million U.S. Dollars ($40,000,000) within [**] after the Effective Date.

5.2 Committed Funding. Genentech is committed to paying Constellation up to a maximum of [**] U.S. Dollars ($[**]) over the Initial Research Term to fund [**] Constellation FTEs to conduct the Research Collaboration in accordance with the Research Plan. In addition, if Genentech extends the Research Collaboration for the First Extended Research Term, Genentech shall pay Constellation [**] U.S. Dollars ($[**]) to fund [**] Constellation FTEs to conduct the Research Collaboration in accordance with the Research Plan during such First Extended Research Term. Genentech shall pay Constellation for Constellation’s FTEs at the FTE Rate. Genentech shall owe FTE support payments to Constellation quarterly, in advance (each such payment, an “FTE Payment”), in the amount of

CONFIDENTIAL EXECUTION VERSION

[**] U.S. Dollars ($[**]), with the first FTE Payment to be adjusted pro-rata for the number of days from the Effective Date to the end of the first quarter, to be made within [**] after the Effective Date. The last FTE payment in the Research Term shall also be adjusted pro-rata for the number of days from the beginning of the quarter to the end of the Research Term. Following any adjustments to FTE Payments under Section 6.3(a)(i) (or otherwise), but subject to Section 11.5(b)(ii), Genentech’s FTE support payment obligation shall be equal to the FTE Rate multiplied by the actual number of FTEs that performed activities under the Research Plan during each quarter, as such actual FTE utilization is reflected in FTE Reports provided by Constellation in Section 6.2(a).

5.3 Research Term Extension Fee. If the Parties mutually agree in writing on a Second Extended Research Term, Genentech shall pay Constellation a one-time, non-refundable extension fee of [**] U.S. Dollars ($[**]) (the “Extension Fee”) within [**] after receipt of an invoice in accordance with Section 6.3(a).

5.4 Milestones.

(a) Research and Development Milestone Payments. As additional consideration for the conduct of the Research Collaboration, for each Genentech Draft Pick Target, Licensee shall owe milestone payments to Constellation for the first Collaboration Compound or Licensed Product directed to such Genentech Draft Pick Target to achieve the Research and Development Milestone Events as set forth in this Section 5.4 (each such payment, a “Research and Development Milestone Payment”). Licensee (or a sublicensee) shall notify Constellation of the achievement of a Research and Development Milestone Event within [**] after Licensee’s achievement of the Milestone Event or receipt of notification of its achievement, and Licensee (or a sublicensee) shall make Milestone Payments to Constellation in accordance with Section 6.3. To the extent that a Research and Development Milestone Event occurs during the Research Term or before final selection of the Draft Pick Targets with respect to a Target which becomes a Genentech Draft Pick Target, the applicable Research and Development Milestone Payment shall be due and payable after the selection of the final Genentech Draft Pick Target within [**] after receipt of an invoice in accordance with Section 6.3.

CONFIDENTIAL EXECUTION VERSION

(b) Research and Development Milestone Tables.

Research and Development Milestone Event	Milestone Amount (in U.S. Dollars)
(i) [**]	$750,000
[**]	[**]
[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]
[**]	[**]
[**]
[**]	[**]

(c) Definitions.

(i) Genentech’s Late Stage Research Go Decision. For the purposes of Section 5.4(b)(i), Genentech’s Late Stage Research “Go” Decision shall mean Genentech’s internal approval of a program to begin lead optimization as evidenced by minutes of the Genentech Research Review Committee (or any equivalent successor governance body in the event of a restructuring) (the “Late Stage Research Go Decision” or “LSR-Go”), which in any event shall occur prior to [**]. In determining whether a program under this Agreement should be proposed for consideration for the Late Stage Research Go Decision or should begin lead optimization, Genentech shall use standards that are consistent with those applied to its internal programs. If a research program for a Target is brought to Genentech’s Research Review Committee for an LSR-Go decision and does not achieve LSR-Go, then, on written request from Constellation, Genentech’s [**] (or his designee, having appropriate expertise) and the [**] of Constellation (or his designee, having appropriate expertise) shall meet (in person, via video conference or telephone) to discuss such decision and the standards applied thereto.

(ii) [**]. For the purposes of Section 5.4(b)(ii), “[**]” shall mean the [**].

(iii) Indication. As used herein, “Indication” means the intended use of a Licensed Product for either therapeutic treatment or for the prevention of a distinct illness, sickness, interruption, cessation or disorder of a particular bodily function, system, tissue type or organ, or sign or symptom of any such items or conditions, regardless of the severity, frequency or route of any treatment, treatment regimen, dosage strength or patient class, for which Regulatory Approval is being sought and which will be referenced on any Licensed Product labeling in any country. Label extensions shall not be deemed to be separate Indications. By way of example, each of the following would be considered a separate Indication: breast cancer, prostate cancer, colon cancer, gastric cancer, lung cancer, etc.

CONFIDENTIAL EXECUTION VERSION

(d) Commercialization Milestones. For each Draft Pick Target, for the first achievement of the Commercialization Milestone Events set forth in this Section 5.4(d) by a Licensed Product directed to such Draft Pick Target, which Licensed Product is Covered at the time of sale by a Valid Issued Claim (i) in the Constellation Licensed IP or the Research Collaboration IP, in the case of Commercialization Milestone Events for Licensed Products directed to Genentech Draft Pick Targets, or (ii) in the Research Collaboration IP, in the case of Commercialization Milestone Events for Licensed Products directed to Constellation Draft Pick Targets (the Patents in (i) or (ii), as applicable, the “Royalty Bearing Patents”), the Commercializing Party will make the following one-time payments (the “Commercialization Milestone Payments”) to the other Party (which, with respect to payments to be made by Constellation, shall be made to Genentech) within [**] after the end of the first calendar year in which the worldwide Net Sales of such Licensed Product exceeds the applicable milestone amounts below:

Worldwide Net Sales in a Calendar Year (the “Commercialization Milestone Events”) (in U.S. Dollars)	Milestone Amount (in U.S. Dollars)
(i) Net Sales of $[**]	[**]
(ii) Net Sales of $[**]	[**]

(e) Single Milestone Payments; No Duplicate Milestone Payments. The maximum amount payable by Licensee to Constellation under this Section 5.4 shall be $[**] per Genentech Draft Pick Target. The maximum amount payable by Constellation to Licensee under this Section 5.4 shall be $[**] per Constellation Draft Pick Target. For each Draft Pick Target, no payment shall be due for any Collaboration Compound or Licensed Product that has achieved a particular Milestone Event if a corresponding Milestone Payment has already been paid with respect to another Collaboration Compound or Licensed Product directed to such Draft Pick Target. Notwithstanding anything to the contrary herein, for each Draft Pick Target, for any Milestone Event with respect to a Collaboration Compound or Licensed Product directed to such Draft Pick Target, if such Milestone Event is skipped and a future Milestone Event is achieved with respect to such Collaboration Compound or Licensed Product directed to such Draft Pick Target, then the Milestone Payment associated with the skipped Milestone Event shall become due and payable upon achievement of such later Milestone Event.

CONFIDENTIAL EXECUTION VERSION

5.5 Royalties.

(a) Valid Issued Claim Royalty Rates. On a Licensed Product-by-Licensed Product basis, the applicable Commercializing Party shall owe to the other Party (which, with respect to payments to be made by Constellation, shall be made to Genentech) royalties as a percentage of Net Sales of Licensed Product in the Territory, where, on the date of such sale such Licensed Product is Covered by a Valid Issued Claim in the country of sale in the Royalty Bearing Patents (each payment under this Section 5.5(a), a “Royalty Payment” and a “Valid Issued Claim Royalty”). The applicable Commercializing Party (or its Sublicensee) shall make Royalty Payments, in accordance with Section 6.2(b), based on the following royalty rates (each, a “Royalty Rate”) for the applicable Royalty Term, subject to Royalty Offsets and the other provisions of this Section 5.5 and this Agreement:

(i)	Portion of calendar year Net Sales of such Licensed Products up to and including US$[**]%

(ii)	Portion of calendar year Net Sales of such Licensed Products over US$[**] up to and including US$[**]%

(iii)	Portion of calendar year Net Sales of such Licensed Products over US$[**] up to and including US$[**]%

(iv)	Portion of calendar year Net Sales of such Licensed Products over US$[**] up to and including US$[**]%

(v)	Portion of calendar year Net Sales of such Licensed Products over US$[**]%.

(b) Valid Pending Claim Royalty Rates. On a Licensed Product-by-Licensed Product basis, for any Licensed Product in the Territory that is not subject to a Royalty Payment under Section 5.5(a), and that is Covered by a Valid Pending Claim in the Royalty Bearing Patents in the country of sale on the date of sale: the applicable Commercializing Party shall owe to the other Party (which, with respect to payments to be made by Constellation, shall be made to Genentech), royalties of [**] percent ([**]%) (also a “Royalty Rate”) of Net Sales of such Licensed Product in the Territory (each payment under this Section 5.5(b), also a “Royalty Payment” and a “Valid Pending Claim Royalty”). The applicable Commercializing Party (or its Sublicensee) shall make Royalty Payments, in accordance with Section 6.2(b), for the applicable Royalty Term, subject to Royalty Offsets and the other provisions of this Section 5.5 and this Agreement.

(c) Royalty Term. A Commercializing Party’s obligation to make Royalty Payments (with respect to a given Licensed Product in a particular country, the “Royalty Term”) shall begin on the date of the First Commercial Sale of such Licensed Product in such country and continue, on a Licensed Product-by-Licensed Product and country-by-country basis, at the then-applicable Royalty Rate, until (i) for Valid Issued Claim Royalties: the expiration of the last-to-expire Valid Issued Claim within the Royalty Bearing Patents Covering such Licensed Product in such country or (ii) for Valid Pending Claim Royalties: the date on which such Licensed Product is no longer Covered by a Valid Pending Claim in the Royalty Bearing Patents.

CONFIDENTIAL EXECUTION VERSION

(d) Generic Products. At any time during the Royalty Term, if one or more Generic Products is sold in a country, and Net Sales of the Licensed Product in such country decreases as compared to the level such Licensed Product had in the calendar quarter immediately prior to the first sale of such Generic Product(s) in such country, then the Royalty Rate for the associated Licensed Product in such country shall be reduced to [**]%), and (notwithstanding anything in Article 6 to the contrary) sales of such Licensed Product in such country will not thereafter be included in the calculation of Net Sales for the purposes of Section 5.5(a) and (b).

(e) Expiration of Royalty Term. Upon the expiration of the Royalty Term for a given Licensed Product in a particular country, the exclusive rights granted to the Commercializing Party will expire in such country with respect to such Licensed Product, and the license under Section 4.4(a) or Section 4.4(b), as applicable, with respect to such Licensed Product in such country shall become fully paid, perpetual, irrevocable and non-exclusive.

(f) Royalty Offsets. Any deduction to a Royalty Payment made under this Section 5.5(f) shall be referred to as a “Royalty Offset.” With respect to a given Licensed Product in a particular country, if the applicable Commercializing Party (or any of its Sublicensees) obtains any licenses or other rights from a Third Party in order to make, use, offer for sale, sell or import such Licensed Product in such country, such Commercializing Party (or applicable Sublicensee) shall have the right to deduct from the Royalty Payments owed for such Licensed Product [**] percent ([**]%) of any payments made by such Commercializing Party (or applicable Sublicensees) to such Third Party for such licenses and rights; provided, however, in no event shall a given Royalty Payment be less than [**] percent ([**]%) of what would otherwise be owed pursuant to Section 5.5(a) or 5.5(b) but for the Royalty Offset.

(g) Single Royalty Payment. In no event shall the applicable Commercializing Party (or its Sublicensee) be obligated to make more than one Royalty Payment with respect to a given sale of a Licensed Product, even if such Licensed Product contains more than one Collaboration Compound, or such Licensed Product is Covered by more than one Valid Issued Claim or Valid Pending Claim in the Royalty-Bearing Patents.

Article 6

Financial Reports, Audits and Other Financial Provisions

6.1 Calculation of Net Sales.

(a) Definition of Sales. “Sales” of a Licensed Product in a particular period shall mean:

CONFIDENTIAL EXECUTION VERSION

(i) the amount stated in the Commercializing Party’s “Sales” line of its externally published audited financial statements (or its audited financial statements, if the Commercializing Party does not externally publish audited financial statements) with respect to such Licensed Product for such period or otherwise included for such Licensed Product in the Commercializing Party’s “Sales” line of such audited financial statements. This amount equals the gross invoice price at which such Licensed Product was sold or otherwise disposed of (other than for use as clinical supplies or free samples) by the Commercializing Party, its Affiliates and [**] (if it is a Sublicensee of Genentech or Roche as the Commercializing Party) to Third Parties in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the then-currently used IFRS or United States Generally Accepted Accounting Principles (“US GAAP”), consistently applied. By way of example, the gross-to-net deductions taken in accordance with International Financial Reporting Standards (IFRS) as of the Effective Date are the following:

(A)	credits, reserves or allowances granted for (i) damaged, outdated, returned, rejected, withdrawn or recalled Licensed Product, (ii) wastage replacement and short-shipments, (iii) billing errors and (iv) indigent patient and similar programs (e.g., price capitation);

(B)	governmental price reductions and government mandated rebates;

(C)	chargebacks, including those granted to wholesalers, buying groups and retailers;

(D)	customer rebates, including cash sales incentives for prompt payment, cash and volume discounts; and

(E)	taxes, duties and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of a Licensed Product (excluding income or franchise taxes).

(ii) Sublicensee sales as reported in good faith to the Commercializing Party according to the Sublicensee contract.

(b) Definition of Net Sales. “Net Sales” of a Licensed Product in a particular period shall mean the amount calculated by subtracting from the Sales of such Licensed Product for such period: (i) a lump sum deduction of [**] percent ([**]%) of Sales in lieu of those deductions that are not accounted for within the Commercializing Party on a Licensed Product-by-Licensed Product basis (e.g., freight, postage charges, transportation insurance, packing materials for dispatch of goods, custom duties); (ii) uncollectible amounts actually realized and credit card charges (including processing fees) accrued during such period on such Sales and not

CONFIDENTIAL EXECUTION VERSION

already taken as a gross-to-net deduction in accordance with the then currently used IFRS or US GAAP in the calculation of Sales of such Licensed Product for such period; and (iii) government mandated fees and taxes and other government charges accrued during such period on such Sales not already taken as a gross-to-net deduction in accordance with the then currently used IFRS or US GAAP in the calculation of Sales of such Licensed Product for such period, including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a government or regulatory body.

(c) Sales Among Affiliates and Sublicensees. Sales between or among a Commercializing Party, its Affiliates and/or their respective sublicensees shall be excluded from the computation of Net Sales, provided that Net Sales shall include the first sale to a Third Party by any such Affiliate or sublicensee, including, for clarity, to Third Party distributors.

(d) Supply as Samples/Test Materials. Notwithstanding anything to the contrary in the definition of Net Sales, the supply or other disposition of Licensed Products (i) as samples; (ii) for use in non-clinical or clinical studies; (iii) for use in any tests or studies reasonably necessary to comply with any applicable law, regulation or request by a regulatory or governmental authority or (iv) as is otherwise reasonable and customary in the industry, in each case, shall not be included in the computation of Net Sales.

(e) Licensed Products Sold in Combinations. If a Commercializing Party or its Affiliates intends to sell a Combination Product, then Net Sales shall be calculated by multiplying Net Sales (as calculated without regard to this paragraph) by the fraction A/(A+B), where A is the average selling price of the Collaboration Compound component of the Combination Product, when sold separately as a stand-alone product in the applicable country, and B is the average selling price of the component of the Combination Product comprising the other active pharmaceutical ingredient(s), when sold separately as a stand-alone product in such country. If both the Licensed Product component and such other component of the Combination Product are not sold separately and the Parties are not able to agree, within [**] after it first being raised for discussion, on the appropriate adjustment to Net Sales based on the relative commercial values of the components of the Combination Product, or if there is any other dispute regarding the calculation of Net Sales pursuant to this paragraph, then the appropriate adjustment to Net Sales will be determined by a single expert jointly appointed by the Parties within a further [**] based on the relative commercial value contributed by the components of the Combination Product. In the absence of an agreement on the appointment of the expert, either Party may have such expert appointed by the American Arbitration Association. The decision of the expert shall be final and binding on the Parties and the fees of the expert shall be shared equally between Constellation and Licensee.

CONFIDENTIAL EXECUTION VERSION

6.2 Reports.

(a) FTE Reports. Within [**] after the end of each quarter, during the Research Term, Constellation shall send a report that specifies for such just-ended quarter the following information (the “FTE Report”): (i) the actual number of FTEs that performed activities under the Research Plan during such just-ended quarter; (ii) the identity of the individuals included within those FTEs, (iii) the percentage of an FTE that each such individual represents; and (iv) a brief description of the work performed by each such individual. At the end of the Research Term, after the last FTE Payment for such year, Constellation shall send a final FTE Report, and the information in FTE Reports shall be used to adjust the final FTE Payment in accordance with Section 6.3(a)(i). Within [**] after the expiration or termination of the Research Term, the relevant Researching Party shall pay the other Researching Party any amounts due to such other Researching Party for FTE Payment adjustments made pursuant to this Section 6.2(a) as applicable.

(b) Net Sales Reports. For each calendar quarter for which either Party has an obligation to make Royalty Payments, such payments shall be accompanied by a report that specifies for such calendar quarter the following information (“Net Sales Report”): (i) Sales on a country-by-country basis (reported in U.S. Dollars or, where Licensee is the Commercializing Party, for Sales not made in U.S. Dollars, in CHF); (ii) deductions from Sales to calculate Net Sales pursuant to the Net Sales definition; (iii) Net Sales on a country-by-country basis (reported in U.S. Dollars or, where Licensee is the Commercializing Party, for Net Sales not made in U.S. Dollars, in CHF); (iv) adjustments made pursuant to Section 5.5 (reported in U.S. Dollars or, where Licensee is the Commercializing Party, for Net Sales not made in U.S. Dollars, in CHF); (v) Net Sales after adjustments made pursuant to Section 5.5 (reported in U.S. Dollars or, where Licensee is the Commercializing Party, for Net Sales not made in U.S. Dollars, in CHF); (vi) total Net Sales in the Territory (reported in U.S. Dollars or, where Licensee is the Commercializing Party, for Net Sales not made in U.S. Dollars, in CHF); (vii) total Net Sales in the Territory in U.S. Dollars; (viii) total Royalty Payment payable in U.S. Dollars; and (ix) exchange rate used for the conversion of Sales or Net Sales to U.S. Dollars (and, where Licensee is the Commercializing Party, the exchange rate used for conversion of Sales or Net Sales to CHF for Sales or Net Sales not made in U.S. Dollars) pursuant to Section 6.3(d) “Currency of Payments”. If a Commercializing Party is reporting Net Sales for more than one Licensed Product, the foregoing information shall be reported on a Licensed Product-by-Licensed Product basis.

6.3 Payment Related Provisions.

(a) Invoices. Constellation shall send invoices to Genentech in accordance with this Section 6.3(a). Each invoice shall identify the trigger for the payment obligation and, unless otherwise requested by Licensee in writing, Constellation shall send invoices to Genentech at the address in the preamble of this Agreement, to the attention of Finance Manager, Business Development, M/S 53.

(i) FTE Payments and Reimbursements. Constellation shall send invoices to Genentech for FTE Payments and any other pre-approved reimbursements quarterly during the Research Term (but not sooner than [**] prior to the first day of the applicable quarter), provided, however, (A) no invoice is required for the first quarter of the Research Term

CONFIDENTIAL EXECUTION VERSION

and (B) if adjustments to the FTE Payments for any preceding quarter of the Research Term are necessary, Constellation shall send a credit or debit memo or invoice with such FTE Report within [**] after the end of each quarter. The credit or debit memo or invoices used for adjustments shall (x) reconcile, for the preceding quarter, the committed number of FTEs and the actual number of FTEs that performed activities under the Research Plan during such preceding quarter (as specified in the FTE Report for such quarter); and (y) otherwise conform to the provisions of Section 5.2.

(ii) Second Research Term Extension Fee. Constellation shall send an invoice for the Extension Fee after the Researching Parties reach written agreement on a Second Extended Research Term in accordance with Section 2.2.

(iii) Research and Development Milestone Payments. Constellation shall send invoices to Genentech for Research and Development Milestone Payments after Constellation’s receipt of a notice under Section 5.4(a) regarding the achievement of a Research and Development Milestone Event.

(b) Timing of Payments. All uncontested FTE Payments, adjustments to FTE Payments, and Research and Development Milestone Payments shall be due within [**] of Genentech’s receipt of an invoice or Constellation’s issuance of a credit or debit memo for such payment and any required accompanying report (e.g., an FTE Report); provided, however, the FTE Payment for the first quarter of the Research Term (for which no invoice is required) shall be due within [**] of the Effective Date. Royalty Payments shall be due, on a calendar quarterly basis, [**] after the end of any calendar quarter for which a Commercializing Party has an obligation to make Royalty Payments. Commercialization Milestone Payments shall be due in accordance with Section 5.4(d).

(c) Mode of Payment. All payments under this Agreement shall be made in immediately available funds by wire transfer to a United States based account to be identified by the payee.

(d) Currency of Payments. All payments under this Agreement shall be made in United States dollars, unless otherwise expressly provided in this Agreement. When calculating the Sales or Net Sales of any royalty-bearing or Commercialization Milestone Payment-bearing Licensed Product that occur in currencies other than U.S. dollars for which Licensee is the Commercializing Party, Licensee shall convert the amount of such sales into Swiss Francs and then into U.S. dollars using Licensee’s then current standard practices actually used on a consistent basis in preparing its audited financial statements (currently YTD average rate as reported by Reuters). When calculating the Sales or Net Sales of any royalty-bearing or Commercialization Milestone Payment-bearing Licensed Product for which Constellation is the Commercializing Party that occur in currencies other than U.S. dollars, Constellation shall convert the amount of such sales into U.S. dollars using Constellation’s then-current standard practices actually used on a consistent basis in preparing its audited financial statements.

CONFIDENTIAL EXECUTION VERSION

(e) Late Payments. To the extent that any payments under this Agreement are not paid within the specified time period, such outstanding payments shall accrue interest from the date due, at the one year LIBOR rate (as reported in Reuters) on the last Business Day of the applicable calendar quarter prior to the date on which such payment was due, plus [**] percentage points, calculated on the basis of a 360-day year, or, if lower, the maximum rate permitted by law.

(f) Blocked Currency. If, at any time, legal restrictions prevent the applicable Commercializing Party (or its Sublicensee) from remitting part or all of a Royalty Payment when due with respect to any country in the Territory where Licensed Products are sold, the Commercializing Party shall promptly notify the other Party thereof in writing and shall continue to provide Net Sales Reports for such Royalty Payments. Such Royalty Payments shall continue to accrue in such country, and the Commercializing Party shall deposit such payment in local currency in such country to the credit of the other Party in a recognized banking institution designated by such other Party in writing or, if no such banking institution is designated by such other Party within a period of [**] after receipt of written notice from the Commercializing Party hereunder, in a recognized banking institution selected by the Commercializing Party and identified in a written notice given to such other Party, but the Commercializing Party shall not otherwise be obligated to make such Royalty Payments until such time as payment may be made through reasonable, lawful means or methods that may be available, as the Commercializing Party shall reasonably determine.

(g) Taxes.

(i) Each Party shall comply with applicable laws and regulations regarding filing and reporting for income tax purposes. The Parties agree that their relationship under this Agreement does not constitute, and neither Party shall treat such relationship as, a partnership or other type of entity for any tax purposes. All payments made under this Agreement shall be free and clear of any and all taxes, duties, levies, fees or other charges, except for withholding taxes. Each Party shall be entitled to deduct from its payments to the other Party under this Agreement the amount of any withholding taxes required to be withheld, to the extent paid to the appropriate governmental authority on behalf of the other Party (and not refunded or reimbursed).

(ii) Notwithstanding Section 6.3(g)(i), if a Party (the “Paying Party”) is required to make a payment to the other Party that is subject to a deduction or withholding of tax by a taxing authority located in a jurisdiction (the “Other Jurisdiction”) other than the United States (or any political subdivision thereof) or Switzerland (or any political subdivision thereof), and if the Paying Party is obligated to deduct any withholding taxes from such payment because this Agreement has been transferred, assigned or sublicensed by the Paying Party (or because, for any reason, a person other than one of the original Parties to this Agreement will make such payment), then the sum payable by the Paying Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the Party receiving such payment receives a sum equal to the sum which it would

CONFIDENTIAL EXECUTION VERSION

have received if no such transfer, assignment, sublicense or substitution of the payor had occurred; provided, however, that no such additional amount shall be paid pursuant to this Section 6.3(g)(ii) with respect to taxes that are attributable to failure of the Party receiving such payment to comply with the requirements of Section 6.3(g)(iii) below.

(iii) Each Party shall deliver to the other Party, upon request, proof of payment of all withholding taxes imposed with respect to any payments made to the other Party hereunder. Each Party shall provide reasonable assistance to the other Party in seeking any reduction or elimination available to the other Party pursuant to any relevant law, regulation or double tax treaty with respect to any withholding tax imposed on payments hereunder. Without limiting the generality of the foregoing, if a Party can cause any such withholding tax to be reduced or eliminated by providing the other Party with a properly completed and executed certificate or other document, or by filing any such certificate or other document received from the other Party with a taxing jurisdiction, then each such Party shall take such action on a timely basis in order that such reduction or elimination can be obtained. In the event any Party fails to take any action required by this Section 6.3(g)(iii), then, notwithstanding the other provisions of this Section 6.3(g), the failing Party shall be responsible for any additional withholding taxes (or payments under this Section 6.3(g) on account of withholding taxes) required to be borne by the Party failing to act or the other Party on account of such failure and shall either (a) if the Party is the Paying Party, make a payment to the other Party to the extent necessary to ensure that the Party receiving such payment is placed in the same position that it would have been in if such failure had not occurred or (b) if the Party is not the Paying Party, not be entitled to an additional payment under this Section 6.3(g) with respect to withholding taxes, as applicable. The Parties agree to use commercially reasonable efforts to avoid the necessity to make any such payments to each other.

(iv) If a Party (the “Recipient Party”) receives a refund with respect to any withholding taxes for which the other Party has made a payment to or on behalf of the Recipient Party pursuant to Section 6.3(g)(ii), then the Recipient Party shall pay to the Paying Party an amount equal to such refund (but only to the extent of additional amounts received by the Recipient Party pursuant to Section 6.3(g)(ii) with respect to the taxes giving rise to such refund) without interest (other than any interest paid by the relevant governmental authority with respect to such refund or credit). Payments, if any, under this Section 6.3(g)(iv) shall be paid by the Recipient Party promptly following the receipt of a refund. If, with respect to the payments contemplated by this Section 6.3(g)(iv), any taxing authority requires a return of all or any portion of a refund (an “Adjustment”), then the Party that received a payment under this Section 6.3(g)(iv) shall pay the Recipient Party an amount equal to the Adjustment.

6.4 Records, Audits and Other Financial Provisions.

(a) Records. Constellation shall keep complete and accurate records for a period of at least [**] (or the shorter period required under Section 6.4(c)) for each reporting period during which FTE Payments are due, showing the particulars necessary in sufficient detail to enable FTE Reports to be verified. The applicable Commercializing Party shall keep,

CONFIDENTIAL EXECUTION VERSION

and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties and other amounts payable under this Agreement. Such books of accounts shall be kept at such Party’s principal place of business.

(b) Audits. Upon timely request and at least [**] prior written notice from the auditing Party, at the expense of the auditing Party, the auditing Party may have an independent public accountant reasonably acceptable to the audited Party perform, on behalf of the auditing Party, an audit of such books and records of the other Party and its Affiliates and its Sublicensees that are deemed necessary by the auditing Party’s independent public accountant to report on FTE Reports, or Net Sales of Licensed Product for the period or periods requested by the auditing Party and the correctness of any report or payments made under this Agreement. Such audit shall be conducted in the countries specifically requested by the auditing Party, during regular business hours in such a manner as to not unnecessarily interfere with the other Party’s normal business activities, and shall be limited to results in the [**] prior to audit notification. Such audit shall not be performed more frequently than [**] nor more frequently than [**] with respect to records covering any specific period of time.

(c) Confidentiality. All information, data documents and abstracts referred to in this Section 6.4 shall be used only for the purpose of verifying royalty statements and other payments due under this Agreement, shall be treated as the audited Party’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than [**] after completion of an audit hereof, if an audit has been requested; nor more than [**] from the end of the calendar year to which each shall pertain; nor more than [**] after the date of expiration or termination of this Agreement.

(d) Sharing of Draft Reports. The auditors shall share all draft reports with the audited Party before the draft report is shared with the auditing Party and before the final document is issued; the auditors shall not have the right to make any legally binding interpretations of this Agreement. The final report shall be shared by the Parties.

(e) Over-or Underpayment. If the audit reveals an overpayment to the auditing Party, the auditing Party shall reimburse the other Party for the amount of the overpayment within [**]. If the audit reveals an underpayment to the auditing Party, the audited Party shall make up such underpayment with the next royalty payment or, if no royalty payment is or will be due within the [**] after completion of such audit, within [**]. The audited Party shall pay for the audit costs if its underpayment of the royalty or milestone exceeds [**] percent ([**]%) of the aggregate amount of amounts owed with regard to the subject of the audit. Section 6.3(e) shall apply to this Section 6.4(e) if the audited Party had overstated the amount to be paid to the audited Party or understated the amount to be paid to the auditing Party.

(f) Duration of Audit Rights. The failure of a Party to request verification of any royalty calculation within the period during which corresponding records must be maintained under this Section 6.4 will be deemed to be acceptance of the royalty payments and reports.

CONFIDENTIAL EXECUTION VERSION

6.5 Rights Regarding Consolidation of Constellation Financial Data. If, at any time until the later of the expiration or termination of the Research Term, or the termination of the Option Agreement, compliance with any term or condition of this Agreement would, in Licensee’s opinion and with the concurrence of Licensee’s independent auditors, require Licensee to consolidate Constellation’s financial statements within Licensee’s financial statements in order to comply with accounting standards in effect at that time, then upon Licensee’s request, Constellation shall provide to Licensee, subject to the obligations of Licensee under Article 9 regarding Confidential Information, (a) Constellation’s unaudited quarterly consolidated financial statements, prepared in accordance with IFRS (i.e., balance sheet, income statement and statement of cash flows) for each calendar quarter to which such consolidation obligation applies within [**] after the end of the calendar quarter, (b) Constellation’s forecasted results for a given calendar quarter to which such consolidation obligation applies, based on its best available estimates, no earlier than [**] prior to, and no later than [**] prior to, the close of such calendar quarter and (c) Constellation’s board-approved budget for each calendar year. The forecasted results described in subsection (b) above must be based on at least [**] of actual results and will encompass all of the financial statements noted above. Licensee acknowledges that such forecasted results will be a good faith estimate only and will not be binding in any way upon Constellation. Notwithstanding anything to the contrary, upon Licensee’s initial request to consolidate Constellation financial data under this provision, Constellation may provide the initial unaudited quarterly financial statements prepared in accordance with US GAAP and not IFRS; provided, that, Constellation provides all reasonable assistance to Licensee in the restatement of such initial financial statements into IFRS. Licensee shall reimburse Constellation for reasonable, out-of-pocket, Third Party costs paid by Constellation in connection with its compliance with this Section 6.5; provided such amounts do not, without Licensee’s prior written consent, exceed [**] U.S. Dollars ($[**]), including any costs incurred by Constellation required to prepare or restate its financial statements in accordance with IFRS (if Constellation is then using US GAAP).

6.6 Limitations on Bundle Discounts. If one or more Licensed Products is sold together with other products in a bundle or package of products (a “Bundled Sale”) offered to customers by a Commercializing Party (or its Affiliate or Sublicensee), and discounts on the products in any such Bundled Sale including Licensed Products are granted to the purchaser by the Commercializing Party (or its Affiliate or Sublicensee) as part of such sale, then such Commercializing Party agrees that, for the purposes of calculating Net Sales hereunder, the purchase price allocated to the Licensed Product will be based on the ratio of its list price to the aggregate list price of all products in the bundle.

CONFIDENTIAL EXECUTION VERSION

Article 7

Intellectual Property

7.1 Disclosures of IP.

(a) Constellation Platform; Constellation Licensed IP; Constellation Other IP. During the Research Term, Constellation shall promptly disclose to Genentech all Patents within the Constellation Research IP, the Constellation Licensed IP, and the Constellation Other IP.

(b) Research Collaboration IP. During the Research Term, Genentech and Constellation shall promptly disclose to the other any Research Collaboration Inventions conceived, reduced to practice, discovered or otherwise created by or on behalf of such Party or its Permitted Contractors during the conduct of the Research Collaboration.

7.2 Ownership of IP.

(a) Constellation Research IP; Constellation Licensed IP; Constellation Other IP. Subject to the licenses granted under Article 4 of this Agreement, and except as set forth in Section 7.2(c) below, as between the Parties, Constellation shall solely own all right, title and interest in and to the Constellation Research IP, the Constellation Licensed IP, and the Constellation Other IP.

(b) Genentech Research IP. Subject to the licenses granted under Article 4 of this Agreement, as between the Parties, Genentech shall solely own all right, title and interest in and to the Genentech Research IP.

(c) Research Collaboration IP. Ownership of Research Collaboration IP is set forth in Section 4.8.

(d) Further Assurances. The Parties shall cooperate with each other to effectuate ownership of any intellectual property rights as set forth in this Agreement, including, but not limited to, by executing and recording documents.

7.3 Patent Prosecution and Maintenance.

(a) Definitions. The following definitions are for purposes of this Agreement:

(i) “Prosecution and Maintenance” or “Prosecute and Maintain,” with regard to a given Patent, means the preparation, filing, prosecution and maintenance of such Patent, as well as supplemental examinations, re-examinations, post grant reviews, reissues, applications for patent term extensions and the like with respect to such Patent, together with the conduct of interferences and derivation proceedings, the defense of oppositions and other similar proceedings with respect to such Patent.

CONFIDENTIAL EXECUTION VERSION

(ii) “Collaboration Patent(s)” means any Patent within the Research Collaboration IP.

(b) Background IP.

(i) Constellation Research IP. As between the Parties, Constellation shall have the sole right, at its sole discretion and expense, to Prosecute and Maintain the Patents within the Constellation Research IP.

(ii) Constellation Licensed IP; Constellation Other IP. As between the Parties, Constellation shall have the sole right, at its sole discretion and expense, to Prosecute and Maintain the Patents within the Constellation Licensed IP and the Constellation Other IP.

(iii) Genentech Research IP. As between the Parties, Genentech shall have the sole right, at its sole discretion and expense, to Prosecute and Maintain the Patents within the Genentech Research IP.

(c) Collaboration Patents: During the Research Term. The provisions of this Section 7.3(c) shall apply to the Prosecution and Maintenance of Collaboration Patents during the Research Term.

(i) Prosecution and Maintenance. During the Research Term, subject to Section 7.3(c)(v) below, Constellation and Genentech shall jointly decide on a strategy for the Prosecution and Maintenance of any Collaboration Patent, including deciding on (A) the scope and content of the Patent application; (B) the countries in which Prosecution and Maintenance should be conducted; and (C) whether to retain outside patent counsel to conduct all or particular Prosecution and Maintenance activities (by way of example and not limitation, Constellation and Genentech may determine in a particular situation to retain outside patent counsel to prosecute a Collaboration Patent application, but not to draft, file or maintain it). Notwithstanding anything to the contrary, in the event that Constellation and Genentech disagree about retaining outside patent counsel for all or particular activities, mutually acceptable outside patent counsel shall be retained for such activities.

(ii) Cooperation. Each Researching Party shall cooperate with and assist the other Researching Party in the Prosecution and Maintenance of any Collaboration Patent, including (A) consulting with the other Researching Party promptly after receiving any substantive action in the Prosecution and Maintenance of such Patent and before the initial due date, even if extendible, and (B) making its relevant scientists and scientific records reasonably available. In addition, each Researching Party shall sign and deliver, or use reasonable efforts to have signed and delivered, at no charge to the other Researching Party, all documents necessary in connection with such Prosecution and Maintenance.

(iii) Instructions to Outside Patent Counsel. With respect to any Collaboration Patent, the outside patent counsel (if any) shall be instructed to (A) keep the Researching Parties informed regarding the Prosecution and Maintenance thereof; (B) furnish to each Researching Party a copy of such Patent and copies of documents relevant to such Prosecution and Maintenance, including copies of correspondence with any patent office or foreign associates, promptly after receipt or submission, as the case may be; and (C) act on the Researching Parties’ instructions relating to such Prosecution and Maintenance promptly after receipt of such instructions.

CONFIDENTIAL EXECUTION VERSION

(iv) Costs. Subject to Sections 7.3(c)(v) and 7.3(d), Genentech and Constellation shall [**] of the out-of-pocket external costs for the Prosecution and Maintenance of any Collaboration Patent (e.g., filing, prosecuting and maintenance or annuity fees or the cost of outside patent counsel). Subject to the foregoing, each Researching Party shall be responsible for any internal costs it incurs in performing activities related to such Prosecution and Maintenance.

(v) Abandonment. A Researching Party (the “Abandoning Party”) shall notify the other Researching Party and outside patent counsel (if any) at least [**] in advance of the next deadline if the Abandoning Party decides that it does not wish to continue paying for the Prosecution and Maintenance of a particular Collaboration Patent for which no substitute has been filed. In such case, and with respect to the relevant country(ies), the Abandoning Party shall allow the other Researching Party to assume responsibility for Prosecution and Maintenance of the respective Collaboration Patent, including costs and expenses incurred beginning [**] after receipt of the Abandoning Party’s notice. If the other Researching Party assumes such responsibility (the “Non-Abandoning Party”), then: (i) the Non-Abandoning Party may designate any counsel of its choice to handle the Prosecution and Maintenance of such Collaboration Patent and it shall cease to be part of the Research Collaboration IP and the Non-Abandoning Party shall have no further royalty obligations under this Agreement solely as a result of such former Collaboration Patent; (ii) the Abandoning Party shall lose its licenses (if any) to such former Collaboration Patent; and (iii) the Abandoning Party shall and hereby does transfer and assign all right, title and interest in said former Collaboration Patent to the Non-Abandoning Party as the sole owner. If the other Researching Party decides not to assume such responsibility, then it shall instruct outside patent counsel (if any) to abandon the Prosecution and Maintenance of such Collaboration Patent.

(vi) Dispute Resolution. With respect to decisions related to the Prosecution and Maintenance of Collaboration Patents during the Research Term, the Researching Parties shall attempt to make decisions by reaching agreement. If the Researching Parties cannot reach agreement within [**] of such a Dispute being brought to a vote, such Dispute shall be referred to the Researching Parties’ Executives for resolution in accordance with Section 14.1. If the Executives cannot resolve such Dispute, then mutually acceptable outside patent counsel shall be appointed (if not already appointed) and the outside patent counsel shall have final decision-making authority, and shall make such decision in good faith and after consultation with the Researching Parties, with the goal of maximizing the enforceable patent coverage for the Collaboration Compounds or, after the Research Term, without unduly favoring one Party’s Draft Pick Targets, compounds and products over the other’s and shall, where possible and reasonably appropriate, create divisionals or otherwise separate the claims covering the Parties’ respective Draft Pick Targets and related compounds and products. Notwithstanding the time periods to resolve Disputes under this Section 7.3(c)(vi) and Section 14.1, if a decision is required within a shorter time period in order to preserve rights in, or the scope of, any

CONFIDENTIAL EXECUTION VERSION

Collaboration Patent, the outside patent counsel shall make the final decision within such shorter time period, without referring the Dispute to the Executives; provided, however, if reasonably possible, the outside counsel shall consult with the Researching Parties prior to making any such final decision.

(d) Collaboration Patents: After the Research Term. Following selection by the Parties of their Draft Pick Targets in accordance with Section 2.11:

(i) Subject to Section 7.3(d)(iii), as between the Parties, Constellation shall have the sole right, at its sole discretion and expense, to Prosecute and Maintain the Collaboration Patents directed to the Constellation Draft Pick Targets (“Constellation Collaboration Patents”).

(ii) Subject to Section 7.3(d)(iii), as between the Parties, Licensee shall have the sole right, at its sole discretion and expense, to Prosecute and Maintain the Collaboration Patents directed to the Genentech Draft Pick Targets (“Genentech Collaboration Patents”).

(iii) If there are any Collaboration Patents that are either both a Constellation Collaboration Patent and a Genentech Collaboration Patent or are neither a Constellation Collaboration Patent or a Genentech Collaboration Patent, then, except as set forth in Section 7.3(d)(iv) below or otherwise agreed to by the Parties, such Collaboration Patents shall be Prosecuted and Maintained in accordance with Section 7.3(c) (disregarding any references therein limiting its application to the Research Term or requiring only Genentech, and not Roche, to exercise the rights thereunder).

(iv) Notwithstanding Section 7.3(d)(iii), Collaboration Patents directed to an LO Compound first synthesized by or on behalf of Constellation shall be deemed “Constellation Collaboration Patents” and Collaboration Patents directed to an LO Compound first synthesized by or on behalf of Licensee shall be deemed “Genentech Collaboration Patents.”

7.4 Patent Interferences or Derivation Proceedings. If an interference or a derivation proceeding is declared by the US Patent and Trademark Office between one or more of the Patents owned by Constellation and Licensee, and such declared interference or derivation proceeding does not involve any Patents owned by a Third Party, then to the extent such Patents claim a Collaboration Compound, Licensed Product or Companion Diagnostic, the Parties shall in good faith establish a mutually agreeable process to resolve such interference or derivation proceeding in a reasonable manner in conformance with all applicable legal standards, but with the goal to not prejudice either Party.

7.5 Inventorship; CREATE Act.

(a) Inventorship. The determination of inventorship of Research Collaboration Inventions shall be made in accordance with United States patent law.

CONFIDENTIAL EXECUTION VERSION

(b) CREATE Act. It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in Public Law 108-453 (the “CREATE Act”). In the event that either Party to this Agreement intends to overcome a rejection of a claimed invention within the Research Collaboration IP pursuant to the provisions of the CREATE Act, such Party shall first obtain the prior written consent of the other Party. Following receipt of such written consent, such Party shall limit any amendment to the specification or statement to the US Patent and Trademark Office with respect to this Agreement to that which is strictly required by 35 USC § 103(c) (or as otherwise reflected under the America Invents Act) and the rules and regulations promulgated thereunder and which is consistent with the terms and conditions of this Agreement (including the scope of the Research Collaboration). To the extent that the Parties agree that, in order to overcome a rejection of a claimed invention within the Research Collaboration IP pursuant to the provisions of the CREATE Act, the filing of a terminal disclaimer is required or advisable, the Parties shall first agree on terms and conditions under which the patent application subject to such terminal disclaimer and the patent or application over which such application is disclaimed shall be jointly enforced, to the extent that the Parties have not previously agreed to such terms and conditions. In the event that a Party enters into an agreement with a Third Party with respect to the further research, development or commercialization of a Collaboration Compound, Companion Diagnostic, or Licensed Product, the Parties shall, upon such Party’s request, discuss whether the other Party should similarly enter into such agreement with such Third Party for the purposes of furthering the Parties’ objectives under this Agreement, provided that such agreement does not place any material obligation on such other Party.

Article 8

Enforcement and Defense of IP; Defense of Third Party Infringement Claims

8.1 Notice. With respect to intellectual property that is within the scope of the licenses under Section 4.4 (for the purposes of this Section 8.1, the “Licensed Draft Pick Target IP”), each Party shall promptly notify the other Party upon learning of any (i) actual or suspected infringement or misappropriation by a Third Party (collectively, an “Infringement”) of the Licensed Draft Pick Target IP or (ii) claim by a Third Party of invalidity, unenforceability or non-infringement of a Patent within the Licensed Draft Pick Target IP.

8.2 Enforcement of IP.

(a) Enforcement.

(i) Constellation Licensed IP; Constellation Other IP. Except as set forth in Sections 8.2(a)(ii) and (iii) below, Constellation shall have the sole right (but not the obligation) to seek to abate any Infringement of the Constellation Licensed IP or the Constellation Other IP by a Third Party, or to file suit against any such Third Party.

CONFIDENTIAL EXECUTION VERSION

(ii) Field Infringement. Notwithstanding the foregoing, if the Infringement of the Constellation Licensed IP or the Constellation Other IP results from a Third Party’s making, using, importing, offering for sale or selling of a compound that meets the Compound Criteria for a Genentech Draft Pick Target which is (at such time) exclusively licensed to Licensee under this Agreement (a “Field Infringement”), then Licensee shall have the sole right (but not the obligation) to seek to abate any such Field Infringement of the Constellation Licensed IP or the Constellation Other IP by a Third Party, including by filing suit against any such Third Party. Constellation shall cooperate with Licensee in any such action (as may be reasonably requested by Licensee), including, if necessary, by being joined as a party, and Licensee shall keep Constellation updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

(iii) Research Collaboration IP.

(A)	Draft Pick Target Research Collaboration IP. Each Party will have the sole right (but not the obligation) to seek to abate any Infringement of the Research Collaboration IP for which such Party has sole Prosecution and Maintenance rights in accordance with Section 7.3(d)(i) or Section 7.3(d)(ii) by a Third Party, or to file suit against any such Third Party.

(B)	Other Research Collaboration IP. For any Research Collaboration IP for which the Prosecution and Maintenance is covered by Section 7.3(d)(iii), Licensee shall have the first right (but not the obligation) to seek to abate any such Infringement of the Research Collaboration IP by a Third Party, or to file suit against any such Third Party. If Licensee does not, within [**] of receipt of a notice under Section 8.1 (or [**] of receipt of a Paragraph IV Notice), take steps to abate the Infringement, or file suit to enforce the Research Collaboration IP against such Third Party, Constellation shall have the right (but not the obligation) to take action to enforce the Research Collaboration IP against such Third Party. The non-controlling Party shall cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including, if necessary, by being joined as a party, and the Party controlling any such action shall keep the other Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

CONFIDENTIAL EXECUTION VERSION

(b) Settlement. The Party controlling any action described in Section 8.2(a)(ii) or (iii) shall not settle or consent to an adverse judgment (including any judgment that affects the scope, validity or enforcement of any Constellation Licensed IP, Constellation Other IP or Research Collaboration IP) without the express written consent of the non-controlling Party (such consent not to be unreasonably withheld); provided, however, Licensee may settle or consent to an adverse judgment in any action described in Section 8.2(a)(ii) without obtaining such consent from Constellation, unless such settlement or judgment would either (i) impose a financial obligation upon Constellation or (ii) limit the scope of or invalidate any Constellation Licensed IP or Constellation Other IP.

(c) Damages. Unless otherwise agreed by the Parties, and subject to the Parties’ respective obligations under Article 13, all monies recovered upon the final judgment or settlement of any action described in Section 8.2(a)(ii) or (iii), shall be used as follows: (i) first, to reimburse each of Licensee and Constellation, on a pro rata basis for its out-of-pocket costs relating to such action; and (ii) second, any remaining amount (after relevant adjustments to convert to Net Sales of Licensed Products) shall be treated as Net Sales, to be retained or paid to the Party(ies) with the right to sell the product whose sales are or would be negatively affected by the relevant Infringement and subject to the royalty obligations set forth in Section 5.5.

8.3 Defense of Patents. If a Third Party brings a claim of invalidity, unenforceability or non-infringement of a given Patent within the Constellation Licensed IP, the Constellation Other IP or the Research Collaboration IP (e.g., a declaratory judgment action or a nullity proceeding), the Party that has final decision making authority (and is responsible for the out-of-pocket costs for the Prosecution and Maintenance of such Patent) at the time such claim is brought (in accordance with Section 7.3), shall be solely responsible for defending such Third Party claim, at its sole discretion and expense.

8.4 Defense of Third Party Infringement Claims. If a Third Party brings a claim of infringement or misappropriation against a Party on account of the manufacture, use, offer for sale, sale or import of any Collaboration Compound, Companion Diagnostic, or Licensed Product, such Party shall be solely responsible for defending such Third Party claim, at its sole discretion and expense. At such Party’s request and expense, the other Party shall reasonably cooperate with such Party in connection with any such defense, including, if necessary, by being joined as a party.

Article 9

Confidentiality

9.1 Disclosure and Use of Confidential Information. Except to the extent expressly authorized by this Agreement, each Party (the “Receiving Party”) in possession of the Confidential Information of the other Party (the “Disclosing Party”) agrees to: (a) hold in confidence and not disclose the Disclosing Party’s Confidential Information to any Third Party and (b) only use the Disclosing Party’s Confidential Information for purposes of this Agreement or under any license granted to the Receiving Party under this Agreement.

CONFIDENTIAL EXECUTION VERSION

9.2 Exceptions. The obligations of the Receiving Party set forth in Section 9.1 shall not apply to the Disclosing Party’s Confidential Information to the extent that the Receiving Party establishes that such Confidential Information:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of its disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure by the Disclosing Party;

(c) became generally available to the public or otherwise part of the public domain, other than through any act or omission of the Receiving Party in breach of this Agreement, after its disclosure by the Disclosing Party;

(d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others;

(e) was subsequently developed by or on behalf of the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(f) is no longer subject to the provisions of Section 9.1 by the written consent of the Disclosing Party.

9.3 Authorized Disclosures.

(a) Legal Compliance. A Party may disclose the other Party’s Confidential Information if such disclosure is required by law, rule or regulation (including to comply with the order of a court or governmental regulations or regulations of any nationally recognized securities exchange), but only to the extent such disclosure is reasonably necessary for such compliance; provided, however, except for disclosures otherwise permitted under this Section 9.3, or as otherwise required or necessitated by law, such Party shall provide prompt notice of such disclosure requirement to the other Party and provide reasonable assistance to enable such other Party to seek a protective order or otherwise prevent such disclosure.

(b) Regulatory Authorities. A Party may disclose the other Party’s Confidential Information to a Regulatory Authority to the extent such disclosure is required to comply with applicable governmental regulations or to conduct preclinical or clinical studies related to its Collaboration Compounds or Licensed Products, and other compounds that meet the Compound Criteria for, and are directed to, its Draft Pick Targets, and related Companion Diagnostics.

CONFIDENTIAL EXECUTION VERSION

(c) Patent Prosecution. A Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary for the Prosecution and Maintenance of any patent application or patent on inventions, subject to the provisions of Section 7.3.

(d) Permitted Third Parties. Subject to all the terms and conditions of this Agreement, including Section 2.4, the Receiving Party may disclose and grant use of particular Confidential Information of the Disclosing Party to the Receiving Party’s and its Affiliates’ employees, sublicensees, Permitted Contractors, and permitted agents, consultants, clinical investigators, collaborators or contractors as the Receiving Party reasonably determines is necessary to receive the benefits of or fulfill its obligations pursuant to this Agreement; provided, however, any such disclosure must be subject to written obligations at least as restrictive as those set forth in this Article 9. Except as otherwise expressly provided in this Agreement, nothing in Article 9 shall restrict either Party from using or disclosing any of its own Confidential Information for any purpose whatsoever.

9.4 Continuing Obligation.

Article 9 shall survive the expiration or termination of this Agreement for a period of ten (10) years.

9.5 Terms of this Agreement. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party: (a) to its Affiliates; (b) subject to Section 4.6(b), to collaborators, potential collaborators, licensees, potential licensees, sublicensees or potential sublicensees but only after redacting terms not relevant to the rights and obligations being undertaken or contemplated to be undertaken by such collaborators, licensees or sublicensees, and only for limited purposes as necessary for that collaborator, licensee or sublicensee to perform its obligations or exercise its rights; (c) to licensors and potential licensors, but only to the extent required pursuant to the relevant agreement(s) with such licensor or potential licensor, after redacting terms not relevant or required by such licensor; (d) connection with a required filing to the Securities and Exchange Commission, subject to Article 10 below; and (e) subject to Section 15.3 and the terms of the Option Agreement and the Merger Agreement, to a bona-fide acquirer, potential acquirer, investor or potential investor but only after redacting terms not relevant to the transaction being undertaken or contemplated and solely if and to the extent reasonably necessary to enable a potential acquisition or investment and for the limited purposes as required in connection with such transaction. In addition a Party may disclose a summary of the material terms of this Agreement to investment bankers and lenders, solely to the extent necessary to enable a potential financing transaction and for the limited purposes as required in connection with such transaction. Any disclosures made by a Party pursuant to this Section 9.5 shall be subject to a written agreement including terms of use and confidentiality at least as restrictive as the terms set forth in this Article 9.

CONFIDENTIAL EXECUTION VERSION

9.6 Termination of Prior Agreements. As of the Effective Date, this Agreement supersedes the Mutual Confidentiality Agreement between Genentech and Constellation effective as of May 17, 2011, as amended by Amendment Number One effective as of July 15, 2011 (the “Prior CDA”). All “INFORMATION” (as defined in such Prior CDA) exchanged between the Parties thereunder shall be deemed Confidential Information hereunder and shall be subject to the provisions of Article 9.

Article 10

Public Disclosures; Use of Names

10.1 Press Releases and Other Public Disclosures.

(a) Definition of Disclosures. For purposes of Section 10.1, a “Disclosure” means a press release or other public disclosure concerning this Agreement or the subject matter hereof, including (i) the existence and terms and conditions of this Agreement; (ii) information arising from the Research Plan; and (iii) entities known by either Party to be the other Party’s Draft Pick Targets or Collaboration Compounds, and any information specifically related to such Draft Pick Target or Collaboration Compounds. Disclosures exclude public communications that contain previously disclosed information publicly disclosed in accordance with Article 9 or this Article 10. The provisions of Section 10.1 are in addition to the provisions of Article 9.

(b) Review of Disclosures. Subject to 10.1(c), neither Party may publish or make an oral Disclosure of Confidential Information of the other Party arising from the Research Collaboration absent the other Party’s prior written consent. In addition, and except as set forth in Section 10.1(e) with respect to scientific publications, each Party agrees that the other Party shall have no less than [**] before the date of a proposed Disclosure to review and provide comments regarding any proposed Disclosure, even if such proposed Disclosure is required by law, rule or regulation (including the disclosure requirements of the Securities and Exchange Commission or the securities exchange or other stock market on which such Party’s securities are traded), unless a shorter review time is agreed to by both Parties or is otherwise required by law, rule or regulation.

(c) Disclosures.

(i) During the Research Term, each Party shall have the right to review and provide comments regarding proposed Disclosures by the other Party, in accordance with Section 10.1(b), and, subject to Sections 9.5 and 10.1(d), all such Disclosures shall be subject to prior written consent by such other Party, such consent not to be unreasonably withheld.

(ii) After the Research Term, notwithstanding Section 10.1(b), Disclosures by a Party related to its Draft Pick Target, compounds directed thereto and Companion Diagnostics for use with such compounds, and/or any target that is not a

CONFIDENTIAL EXECUTION VERSION

Draft Pick Target exclusively licensed to the other Party (and compounds directed to such targets), shall not be subject to either review or approval by the other Party; provided, however, that, (y) subject to Sections 9.5 and 10.1(d) with respect to the terms of this Agreement, neither Party shall, without the other Party’s prior written consent, disclose any Confidential Information of such other Party, except to the extent exclusively licensed to the Party and such Disclosure is relevant to such Party exercising its exclusive rights to develop and commercialize compounds directed to, and meeting the Compound Criteria for, such Party’s Draft Pick Targets or Companion Diagnostics for use therewith; and (z) neither Party shall disclose Research Collaboration Inventions for which the other Party, or both Parties, are responsible for Prosecution and Maintenance prior to the filing of a patent application covering such Research Collaboration Invention, provided that the Party (or Parties) responsible for Prosecution and Maintenance shall have [**] after a requested disclosure to either file a patent application or reasonably agree that no such patent application will be filed. Each Party hereby approves of the other Party: (i) issuing the press release set forth in Exhibit E on or shortly after the Effective Date; and (ii) including such Party on a list of such other Party’s partners or licensees/licensors, without identifying any subject matter of this Agreement.

(d) Disclosure Required by Law. In the event that one Party reasonably concludes that a Disclosure is required by law, rule or regulation (including the disclosure requirements of the Securities and Exchange Commission or the securities exchange or other stock market on which such Party’s securities are traded (for purposes of this Section 10.1, collectively, an “Exchange”)) and the other Party would prefer not to make such Disclosure, the Party seeking such Disclosure shall either (i) limit such Disclosure to address the concerns of the other Party or (ii) provide a written notice that, in the opinion of counsel, such limited Disclosure is not sufficient to comply with the applicable law, rule or regulation. Each Party agrees that it shall obtain its own legal advice with regard to its compliance with securities and other laws, rules and regulations, and will not rely on any statements made by the other Party relating to such laws, rules and regulations

(e) Scientific Publications. Subject to 10.1(c), each Party shall have the right to review and approve any scientific paper or presentation proposed for disclosure by the other Party which utilizes data generated from the Research Collaboration and/or includes Confidential Information of the other Party in accordance with the following process. Before any such paper or presentation is disclosed, the Party proposing disclosure shall deliver a complete copy to the other Party at least [**] prior to submitting the paper to a publisher or making the presentation to a Third Party. The JRC (or the other Party if the JRC is no longer in existence) shall review any such paper or presentation and give its comments to the disclosing Party within [**] of its receipt of such paper or presentation. The disclosing Party shall comply with the reviewing Party’s request to delete references to Confidential Information of the reviewing Party in any such paper or presentation. Once a publication has been approved by the reviewing Party (directly or through the JRC), or if the reviewing Party has not commented on such publication during such [**] period, and/or once the disclosing Party has complied with

CONFIDENTIAL EXECUTION VERSION

the reviewing Party’s request to delete references to Confidential Information of the reviewing Party, the disclosing Party may make subsequent disclosures of the contents of such publication without further review by the reviewing Party. Each Party shall acknowledge the other Party in any scientific Disclosure (e.g., a manuscript or presentation) in accordance with standard academic and scientific publication practices.

10.2 Use of Names. Except as otherwise expressly provided in this Agreement, no right, express or implied, is granted by this Agreement to use in any manner the name of “Constellation,” “Genentech,” “Roche” or any other trade name or trademark of the other Party in connection with the performance of this Agreement.

Article 11

Term; Termination

11.1 Term. This Agreement shall be effective as of the Effective Date. Genentech may cancel this Agreement by written notice to Constellation at any time after the Signing Date but prior to the Effective Date if Genentech has terminated the Option Agreement pursuant to Section 7.1(d) thereof, and thereafter this Agreement shall have no further force or effect. Unless sooner terminated as provided in Article 11 or as provided in the Merger Agreement, this Agreement shall expire on the date on which all of the Parties’ possible obligations under this Agreement with respect to payments (other than payments under this Article 11) have expired.

11.2 Termination for Material Breach.

(a) Generally. Subject to Section 11.2(b), either Party may terminate this Agreement, in whole or on a country-by-country, Draft Pick Target-by-Draft Pick Target, and/or a Licensed Product-by-Licensed Product basis by notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within [**] after the breaching Party receives notice specifying such breach and noting the intent to terminate from the non-breaching Party. The cure period may be extended by written agreement of the Parties. Any Dispute as to whether a notice of termination pursuant to this Section 11.2(a) is proper, or whether a breach has occurred, is material or has been cured, shall be resolved under Article 14. In such event, if the allegedly breaching Party is found to be in material breach, such breaching Party shall have [**] (or longer, as determined during the resolution of such Dispute) to cure such material breach following the resolution of such Dispute.

(b) Related to a Country, Draft Pick Target or Licensed Product. If a Party has the right to terminate this Agreement due to a material breach by the other Party, and if such breach relates solely to a given country, Draft Pick Target or Licensed Product, then, subject to this Section 11.2(b), the non-breaching Party may only exclude such country, Draft Pick Target, or Licensed Product from the scope of the license under Section 4.4, and may not terminate the

CONFIDENTIAL EXECUTION VERSION

entire Agreement. To the extent that this Agreement is terminated only with respect to a particular Draft Pick Target, Licensed Product or Terminated Country(ies), the provisions of Section 11.5 shall apply only to such Draft Pick Target or Licensed Product or the Terminated Country(ies) as applicable.

11.3 Termination for Convenience. Subject to payment of the Committed Funding, Genentech may terminate this Agreement or the Research Collaboration at any time during the Research Term on thirty (30) days prior written notice to Constellation. In addition, following the Initial Research Term or, if extended, only following the First Extended Research Term, Licensee shall have the right to terminate this Agreement in its entirety, or on a country-by-country, Genentech Draft Pick Target-by-Genentech Draft Pick Target, and/or Licensed Product-by-Licensed Product basis (with respect to any Licensed Product directed to a Genentech Draft Pick Target), in its sole discretion, upon ninety (90) days prior written notice to Constellation.

11.4 Termination for Bankruptcy and Other Bankruptcy Matters.

(a) Right to Terminate. In addition to any other remedies available to it by law or in equity, either Party may terminate this Agreement, to the extent permitted by applicable law by written notice to the other Party in the event of an Insolvency Event of the other Party.

(b) Retention of Rights. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of paragraph 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under paragraph 101(35A) of the Bankruptcy Code. Licensee and Constellation agree each such Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Constellation and Licensee further agree that in the event of the commencement of an Insolvency Event of a Party, including under the Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property of such Party that pertains to the rights granted in the licenses under this Agreement and all embodiments of such intellectual property.

11.5 Effects of Termination or Expiration.

(a) Termination by Licensee for Material Breach or an Insolvency Event of Constellation. In the event that Licensee terminates this Agreement pursuant to Section 11.2(a) (for Constellation’s material breach) or Section 11.4 (for an Insolvency Event of Constellation), as of the effective date of such termination (and solely with respect to the terminated Constellation Draft Pick Target, Licensed Product or Terminated Country(ies) if applicable):

(i) to the extent the Research Collaboration is not already completed, it shall immediately terminate, and all activities under the corresponding Research Plan shall immediately cease, including any obligation to pay any FTE Payments (including the Committed Funding) for any further activities under such terminated Research Plan;

CONFIDENTIAL EXECUTION VERSION

(ii) within [**] after the effective date of such termination, Constellation shall submit to Genentech an FTE Report in accordance with Section 6.2(a) for any amount outstanding since the last invoice, and the relevant Researching Party shall submit to the other Researching Party any payments due to such other Researching Party for adjustments to the previously paid FTE Payment made in accordance with Section 6.2(a);

(iii) to the extent the Research Collaboration is not already completed, within [**] after the effective date of such termination, Constellation shall provide Genentech with information and reports as set forth in Section 2.6, and any Research Collaboration Materials created during the Research Term or provided by Genentech to Constellation and then in Constellation’s possession to the extent set forth in Section 2.7(e);

(iv) to the extent the Research Collaboration has been completed, within [**] after the effective date of such termination, Constellation shall provide Licensee with all information, data, and materials in Constellation’s Control generated during the Research Collaboration and the Tail Period that is necessary or useful for the continued research, development and commercialization of the terminated Constellation Draft Pick Target and Collaboration Compounds directed to such terminated Constellation Draft Pick Target, Collaboration Compound or terminated Licensed Product, and thereafter such Target, Collaboration Compound or Licensed Product shall be deemed a Genentech Draft Pick Target, Collaboration Compound, or Licensed Product for all purposes under this Agreement;

(v) the licenses granted by Constellation to Genentech under Section 4.1 (but solely for the remainder of any time period during which the Research Term would have run but for the termination, if any), 4.4(a), and 4.5 shall survive and become irrevocable;

(vi) the licenses granted by Genentech to Constellation under Section 4.1 and 4.4(b) shall terminate;

(vii) within [**] after the effective date of a termination by Licensee pursuant to Section 11.2(a) or Section 11.4, upon written request by Licensee, the Parties will negotiate in good faith the commercially reasonable terms under which Constellation would provide to Licensee any additional data, information, materials and/or rights Controlled by Constellation and necessary for the continued development and commercialization of such terminated Constellation Draft Pick Target and compounds that are directed to such terminated Constellation Draft Pick Target and meet the Compound Criteria, or terminated Licensed Product in such Terminated Country(ies). The Parties shall negotiate in good faith for a period of at least [**];

(viii) Sections 2.4 (solely with respect to Constellation and for the duration of time that would be left under the Research Term but for the termination), 2.7 (with respect to Constellation), 4.2, 4.3, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 5.5(c)-(g), 6.1, 6.2(b), 6.3, 6.4, 6.5, 6.6, 7.3, 7.5 and Articles 1, 8, 9, 10, 11 (other than Constellation’s right to terminate under 11.2), 12, 13, 14 and 15 shall survive;

(ix) the Parties shall in good faith negotiate and enter into amendments to Section 7.3 and Article 8 that shall vest in Licensee control over Prosecution and Maintenance

CONFIDENTIAL EXECUTION VERSION

of Collaboration Patents and sole and exclusive control over all actions (judicial and otherwise) to enforce or defend the Constellation Licensed IP or the Constellation Other IP to the extent solely Covering Licensee’s Draft Pick Targets or Licensed Products, and Constellation shall cooperate with any reasonable request of Licensee in connection with the foregoing, at Licensee’s expense;

(x) each Party shall return or destroy, subject to the terms of Article 9, any Confidential Information of the other Party related to such terminated Constellation Draft Pick Target, Licensed Product and/or Terminated Country and not otherwise applicable to other Draft Pick Targets, Licensed Products or countries;

(xi) all obligations of Licensee to pay milestones and royalty payments to Constellation under Article 5 with respect to the terminated Licensed Product and/or the Terminated Country shall terminate, and Licensee shall pay Constellation a royalty on Net Sales of terminated Licensed Products that are Covered by a Valid Issued Claim in the Research Collaboration IP or the Constellation Licensed IP or the Constellation Other IP in the Terminated Country(ies) of [**] percent ([**]%). Such royalty shall be in lieu of a royalty based on the Royalty Rates set forth in Sections 5.5(a) and (b), but shall be subject to Sections 5.5(c)-(g) and the provisions of Article 6; and

(xii) except as set forth in this Section 11.5(a), and in Sections 11.5(c)-(f), all rights and obligations of each Party under this Agreement with respect to such terminated Constellation Draft Pick Target (and all Collaboration Compounds directed to such Constellation Draft Pick Target), terminated Licensed Products and/or Terminated Country(ies) shall terminate.

(b) Termination by Constellation for Material Breach or an Insolvency Event of Licensee; Termination by Licensee for Convenience. In the event that Constellation terminates this Agreement pursuant to Section 11.2(a) (for Licensee’s material breach) or pursuant to Section 11.4 (for an Insolvency Event of Licensee), or Licensee terminates this Agreement pursuant to Section 11.3 (for convenience), as of the effective date of such termination (and solely with respect to the terminated Genentech Draft Pick Target, Licensed Product or Terminated Country(ies), if applicable):

(i) to the extent the Research Collaboration is not already completed, the Research Collaboration shall immediately terminate, and all activities under the corresponding Research Plan shall immediately cease;

(ii) within [**] after such termination, Licensee shall pay the balance of the Committed Funding for the Initial Research Term, or for the First Extended Research Term (or the Second Extended Research Term, if the Parties have agreed in writing to an amount of Committed Funding for the Second Extended Research Term) if such termination occurs in the First Extended Research Term or the Second Extended Research Term, and, only with respect to the Second Extended Research Term, such payment shall be subject to any credits due to Licensee in accordance with the adjustments made under Section 6.2(a) and Licensee shall continue to pay the FTE Payments covering actual costs of reasonable wind-down activities related to such terminated Research Plan not to exceed [**];

CONFIDENTIAL EXECUTION VERSION

(iii) the licenses granted by Genentech to Constellation under Section 4.1 (but solely for the remainder of any time period during which the Research Term would have run but for the termination, if any) and 4.4(b) shall survive and become irrevocable;

(iv) the licenses granted by Constellation to Genentech under Sections 4.1 and 4.4(a) shall terminate;

(v) each Party shall return or destroy, subject to the terms of Article 9, any Confidential Information of the other Party related to the terminated Genentech Draft Pick Target, terminated Licensed Product and/or Terminated Country(ies) and not otherwise applicable to other Genentech Draft Pick Targets, Licensed Products or countries;

(vi) Sections 4.2, 4.3, 4.5, 4.7, 4.8, 4.10, 4.11, 7.5, 8.2(a)(iii), 8.2(b) (solely with respect to Research Collaboration IP) and Articles 1, 9, 10, 11 (other than Licensee’s right to terminate under 11.2 and 11.3), 12, 13, 14, and 15 shall survive;

(vii) the Parties shall in good faith negotiate and enter into amendments to Section 7.3 and Article 8 that shall vest in Constellation control over Prosecution and Maintenance of Collaboration Patents and sole and exclusive control over all actions (judicial and otherwise) to enforce or defend the Constellation Licensed IP or the Constellation Other IP to the extent solely Covering Constellation’s Draft Pick Targets or Licensed Products, and Licensee shall cooperate with any reasonable request of Constellation in connection with the foregoing, at Constellation’s expense;

(viii) within [**] after the effective date of a termination by Constellation pursuant to Section 11.2(a) or Section 11.4, or by Licensee pursuant to Section 11.3, upon written request by Constellation, the Parties will negotiate in good faith the commercially reasonable terms under which Licensee would provide to Constellation any additional information, materials and/or rights Controlled by Licensee and necessary for the continued development and commercialization of such terminated Genentech Draft Pick Target and compounds that are directed to such terminated Genentech Draft Pick Target and meet the Compound Criteria, or terminated Licensed Product in such Terminated Country(ies). The Parties shall negotiate in good faith for a period of at least [**];

(ix) all obligations of Constellation to pay milestones and royalty payments to Genentech under Article 5 with respect to the terminated Licensed Product and/or the Terminated Country(ies) shall terminate, and Constellation shall pay Genentech a royalty on Net Sales of terminated Licensed Products that are Covered by a Valid Issued Claim in the Research Collaboration IP in the Terminated Country(ies) of [**] percent ([**]%). Such royalty shall be in lieu of a royalty based on the Royalty Rates set forth in Sections 5.5(a) and (b), but shall be subject to Sections 5.5(c)–(g) and the provisions of Article 6; and

(x) except as set forth in this Section 11.5(b), and in Sections 11.5(c)-(f), all rights and obligations of each Party under this Agreement with respect to such terminated Genentech Draft Pick Target, Licensed Product and/or Terminated Country(ies) shall immediately terminate.

CONFIDENTIAL EXECUTION VERSION

(c) Inventory of Licensed Products. In the event that the licenses under Section 4.4 terminate for any reason in any country (or a given Licensed Product is excluded from the scope of the license under Section 4.4), the terminated Party shall have the right to sell or otherwise dispose of Licensed Products (or such excluded Licensed Product) then in stock, subject to Royalty Payments and Article 6, and the terminating Party hereby covenants that such terminated Party shall not be sued for infringement under any intellectual property rights Controlled by the terminating Party with respect to activities conducted by the terminated Party pursuant to this Section 11.5(c).

(d) Continuation of Sublicenses. In the event that the licenses under Section 4.4 terminate for any reason in any country (or a Licensed Product is excluded from the scope of the license under Section 4.4) other than termination of this Agreement by Licensee pursuant to Section 11.3 (for Licensee’s convenience), any existing sublicenses granted by the terminated Party under the license under Section 4.4 to a sublicensee, shall continue in full force and effect, provided that such sublicensee agrees to be bound by all the terms and conditions of this Agreement that are applicable to such sublicensee, including rendering directly to the terminating Party all payments and other obligations due related to such sublicense (e.g., Milestone Payments for the achievement of Milestone Events by such sublicensee and Royalty Payments based on sales of Licensed Products by such sublicensee).

(e) Accrued Rights and Obligations. Except as otherwise expressly provided in this Agreement, termination of this Agreement shall not affect the rights and obligations of the Parties that accrued prior to the effective date of such termination. Any right that a Party has to terminate this Agreement, and any rights that such Party has under Article 11, shall be in addition to and not in lieu of all other rights or remedies that such Party may have at law or in equity or otherwise, including rights under the Bankruptcy Code.

(f) Survival. To the extent applicable to a Section or Article that survives the expiration or termination of this Agreement, any other Sections and Articles that are referenced in, or refer to, such surviving Section or Article shall survive solely for the purposes of such interpretation.

Article 12

Representations and Warranties

12.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Signing Date:

(a) it is validly organized under the laws of its jurisdiction of incorporation;

CONFIDENTIAL EXECUTION VERSION

(b) the execution, delivery and performance of this Agreement, including the Exhibits hereto have been duly authorized by all necessary corporate action on its part;

(c) when executed and delivered, this Agreement will constitute a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(d) it has the legal right and power to enter into this Agreement and to fully perform its obligations hereunder and thereunder;

(e) the performance of its obligations will not conflict with such Party’s charter documents or any agreement, contract or other arrangement to which such Party is a party;

(f) it follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, and individuals who are consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants or agents made within the scope of, and during their employment by or relationship with such Party, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and non-disclosure agreements; and

(g) it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335(a) and (b). In the event that during the term of this Agreement a Party or any of its employees (or contractors or consultants working on activities related to this Agreement) (i) becomes debarred; or (ii) receives notice of an action with respect to its debarment, such Party agrees to immediately notify the other Party and, if it becomes debarred, it shall immediately cease all activities related to this Agreement.

12.2 Constellation Representations and Warranties. Constellation hereby represents and warrants the following to Licensee:

(a) other than approvals that may be required under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement (as of the Signing Date) and the execution and delivery of this Agreement by Constellation, the performance by Constellation of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the board of directors and stockholders of Constellation, and no other action on the part of Constellation or its board of directors or stockholders is necessary to authorize the execution and delivery of this Agreement by Constellation or the consummation by Constellation of the transactions contemplated hereby other than such actions which have been taken on or prior to the date hereof;

CONFIDENTIAL EXECUTION VERSION

(b) as of the Signing Date, Constellation has no knowledge of any Infringement by a Third Party of the Constellation Licensed IP, the Constellation Other IP or the Constellation Research IP, or of any claim by a Third Party of invalidity, unenforceability or non-infringement of a Patent within the Constellation Licensed IP, the Constellation Other IP or the Constellation Research IP;

(c) subject to the disclosure set forth in the email having the subject line “License and Collaboration Agreement – Section 12.2(c)”, dated January 8, 2012 from Garen Bohlin, Executive Vice President of Constellation, to Tim Schwartz, Associate General Counsel, Patents of Genentech, it has the legal right and power to extend the rights and licenses granted to Licensee hereunder;

(d) except for the Patents licensed to it pursuant to the Harvard License, it does not Control any intellectual property, other than the Constellation Licensed IP, the Constellation Other IP, the Constellation Research IP and the Research Collaboration IP, that would be infringed by Licensee in commercializing Collaboration Compounds, Licensed Products and/or Companion Diagnostics directed to the Genentech Draft Pick Targets; and

(e) it has not entered into or agreed to enter into any agreements that conflict in any way with this Agreement or Constellation’s obligations hereunder.

12.3 Licensee Representations and Warranties. Genentech and Roche each hereby represent and warrant the following to Constellation:

i. other than approvals that may be required under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement (as of the Signing Date) and the execution and delivery of this Agreement by such Party, the performance by such Party of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the board of directors (or other relevant body) and stockholders (or the equivalent) of such Party, and no other action on the part of such Party or its board of directors (or other relevant body) and stockholders (or the equivalent) is necessary to authorize the execution and delivery of this Agreement by such Party or the consummation by such Party of the transactions contemplated hereby, other than such actions which have been taken on or prior to the date hereof;

ii. as of the Signing Date, such Party has no knowledge of any Infringement by a Third Party of the Genentech Research IP, or of any claim by a Third Party of invalidity, unenforceability or non-infringement of a Patent within the Genentech Research IP;

CONFIDENTIAL EXECUTION VERSION

iii. Licensee has the legal right and power to extend the rights and licenses granted to Constellation hereunder; and

iv. it has not entered into or agreed to enter into any agreements that conflict in any way with this Agreement or such Party’s obligations hereunder.

12.4 Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE OPTION AGREEMENT OR THE MERGER AGREEMENT NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO MATERIALS OR INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

Article 13

Indemnification; Limitation on Liability; Insurance

13.1 Indemnification.

(a) Definitions. The following definitions are for purposes of Section 13.1:

(i) “Claims” means claims, suits, actions, demands or other proceedings by any Third Party.

(ii) “Indemnitee” means, as applicable, a Constellation Indemnitee (as defined in Section 13.1(b)) or a Licensee Indemnitee (as defined in Section 13.1(c)).

(iii) “Losses” means any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, reasonable attorneys’ fees and other expenses of litigation).

(b) Indemnification by Licensee. Licensee hereby agrees to indemnify, defend (if requested by Constellation) and hold harmless each of Constellation and its officers, directors, employees and agents (for purposes of Section 13.1, each, a “Constellation Indemnitee”) from and against Losses resulting directly from Claims to the extent attributable to (i) Licensee’s breach of its representations or warranties under this Agreement; (ii) activities performed by Licensee under this Agreement or (iii) the discovery, development, manufacture, use, handling, storage, sale or other disposition by Licensee or its Affiliates, sublicensees or distributors after the Research Term of Collaboration Compounds or Licensed Products, or other compounds that meet the Compound Criteria, directed to Genentech Draft Pick Targets, and related Companion Diagnostics (including any claims for product liability). Licensee’s obligations under this Section 13.1(b) shall not apply to the extent that any such Losses are attributable to (A) Constellation’s breach of its representations or warranties under this Agreement or (B) the negligence or willful misconduct of any Constellation Indemnitee.

CONFIDENTIAL EXECUTION VERSION

(c) Indemnification by Constellation. Constellation hereby agrees to indemnify, defend (if requested by Licensee) and hold harmless each of Licensee and its officers, directors, employees and agents (for purposes of Section 13.1, each, a “Licensee Indemnitee”) from and against Losses resulting directly from Claims to the extent attributable to (i) Constellation’s breach of its representations or warranties under this Agreement, (ii) activities performed by Constellation under this Agreement or (iii) the discovery, development, manufacture, use, handling, storage, sale or other disposition by Constellation or its Affiliates, sublicensees or distributors after the Research Term of Collaboration Compounds or Licensed Products, or other compounds that meet the Compound Criteria, directed to Constellation Draft Pick Targets, and related Companion Diagnostics (including any claims for product liability). Constellation’s obligations under this Section 13.1(c) shall not apply to the extent that any such Losses are attributable to (A) Licensee’s breach of its representations or warranties under this Agreement or (B) the negligence or willful misconduct of any Licensee Indemnitee.

(d) Indemnification Procedures. The Indemnitee shall (i) notify the indemnifying Party (the “Indemnitor”) of any Claim for which it seeks to exercise its rights under Section 13.1(b) or (c) as soon as reasonably possible after it receives notice of such Claim; (ii) permit the Indemnitor to assume the sole control of the defense thereof, including the right to settle or conclude such defense (so long as such settlement does not, with the Indemnitee’s consent, admit liability on the part of the Indemnitee), with counsel mutually satisfactory to the Parties; (iii) cooperate as reasonably requested (at the expense of Indemnitor) in the defense of such Claim; and (iv) not settle such Claim without the express, prior written consent of the Indemnitor. Notwithstanding the foregoing, and subject to this Section 13.1(d)(i), (iii), and (iv), if the Claim relates to a compound that is directed to a Draft Pick Target of the Indemnitee and meets the Compound Criteria therefor or any product containing such compound (including, without limitation, a Licensed Product or Companion Diagnostic) that the Indemnitee or its Affiliate is then commercializing, the Indemnitee shall have the right to retain control of the defense thereof, with the participation of the Indemnitor.

(e) Limitations. The failure of an Indemnitee to deliver notice to the Indemnitor within a reasonable time after the commencement of any Claim for which such Indemnitee seeks to exercise its rights under Section 13.1, to the extent prejudicial to the Indemnitor’s ability to defend such Claim, shall relieve the Indemnitor of its obligation to the Indemnitees under Section 13.1. The Parties agree that only Constellation or Licensee may seek to exercise the rights under Section 13.1 (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly seek to exercise such rights.

13.2 Limitation on Liability. EXCEPT WITH RESPECT TO A MATERIAL BREACH BY GENENTECH OF ITS OBLIGATIONS UNDER SECTION 2.4(c), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY

CONFIDENTIAL EXECUTION VERSION

CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY BREACH OF THIS AGREEMENT OR ANY CLAIM ARISING HEREUNDER, PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 13.2 IS INTENDED TO LIMIT THE RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 13.1.

13.3 Insurance.

(a) General. Each Party shall maintain insurance coverage as set forth in this Section 13.3 at its own cost; provided, however, Licensee has the right, in its sole discretion, to self-insure, in part or in whole, for any such coverage. Insurance coverage shall be primary insurance with respect to each Party’s own participation under this Agreement and shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-VII or better. On request, each Party shall provide to the other Party certificates of insurance evidencing the insurance coverage required under this Section 13.3. Each Party shall provide to the other Party at least [**] notice of any cancellation, nonrenewal or material change in any of the required insurance coverages.

(b) Commercial General Liability Insurance. Each Party shall maintain commercial general liability insurance (for purposes of this Section 13.3(b), “CGL insurance”), (including contractual liability, personal advertising and products/completed operations coverage) with limits no less than US$[**] per occurrence and US$[**] in the aggregate. The CGL insurance policies shall be an occurrence form, but if only a claims-made form is available to a Party, such Party shall maintain the insurance coverage for at least [**] after such Party completes performance of its obligations under this Agreement. Each Party shall name the other Party as an additional insured under its CGL insurance policy.

(c) Workers’ Compensation and Employers’ Liability Insurance. Each Party shall maintain (i) workers’ compensation insurance, according to applicable law and (ii) employers’ liability insurance, in the minimum amount of [**] U.S. dollars ($[**]). Each Party agrees to waive its right of subrogation with respect to workers’ compensation claim.

(d) Additional Coverages. In addition, subject to the right to self insure pursuant to Section 13.3, each Party shall obtain and maintain comprehensive insurance, including, as applicable, general liability, clinical trial liability, product liability and workers compensation insurance, customary in the industry for companies of similar size conducting similar business.

Article 14

Dispute Resolution

14.1 Internal Resolution. Except as otherwise expressly provided in this Agreement, any Disputes shall be first referred to an Executive of each Party for resolution, prior to proceeding under the other provisions of this Article 14. A Dispute shall be referred to such Executives upon one Party providing the other Party with written notice that such Dispute exists, and such Executives shall attempt to resolve such Dispute through good faith discussions. In the event that such Dispute is not resolved within [**] of such other Party’s receipt of such notice, then subject to Section 14.3, either Party may initiate by written notice to the other the Dispute resolution provisions in Section 14.2. The Parties agree that any discussions between such Executives regarding such Dispute will not constitute settlement discussions, unless the Parties agree otherwise in writing.

CONFIDENTIAL EXECUTION VERSION

14.2 Arbitration.

(a) Rules. Except as otherwise expressly provided in this Agreement (including under Section 14.3), the Parties agree that any Dispute not resolved internally by the Parties pursuant to Section 14.1 shall be resolved through binding arbitration conducted by the American Arbitration Association in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (for purposes of Article 14, the “Rules”), except as modified in this Agreement, applying the substantive law specified in Section 15.2. The demand for arbitration and counterclaim shall each include a statement setting forth the issues in dispute that are being presented for resolution through binding arbitration. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such Dispute would be barred by the applicable statute of limitations as determined from the date such Dispute was referred to the arbitrators in accordance with this Section 14.2.

(b) Arbitrators; Location. Each Party shall select one (1) independent arbitrator, and the two (2) arbitrators so selected shall choose a third independent arbitrator. All three (3) arbitrators shall serve as neutrals and have at least ten (10) years of (i) dispute resolution experience (including judicial experience) or (ii) legal or business experience in the biotech or pharmaceutical industry. In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under clause (ii). If a Party fails to nominate its arbitrator within [**] after commencement of procedures under this Section 14.2, or if the Parties’ arbitrators cannot agree on the third arbitrator within [**], the necessary appointments shall be made in accordance with the Rules. Once appointed, neither Party shall have any ex parte communication with any arbitrator. The arbitration proceedings shall be conducted in San Francisco, California if Constellation initiates the arbitration or in Boston, Massachusetts if Licensee initiates the arbitration. The Parties shall take all reasonable actions to complete the selection of the arbitrators and commence the proceeding under this Section 14.2 as promptly as possible but in no event later than [**] after the initiation of any Dispute under this Section 14.2.

(c) Procedures; Awards. Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrators may deem any party as “necessary.” Following the request by either Party, the arbitrators shall make a determination regarding reasonable production by the Parties of documents relevant to

CONFIDENTIAL EXECUTION VERSION

the Dispute. The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than [**] after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. Each Party agrees that, notwithstanding any provision of applicable law or of this Agreement, it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party, unless otherwise permitted pursuant to Section 13.2.

(d) Costs. The “prevailing” Party, as determined by the arbitrators, shall be entitled to (i) its share of fees and expenses of the arbitrators and (ii) its attorneys’ fees and associated costs and expenses. In determining which Party “prevailed,” the arbitrators shall consider (i) the significance, including the financial impact, of the claims prevailed upon and (ii) the scope of claims prevailed upon, in comparison to the total scope of the claims at issue. If the arbitrators determine that, given the scope of the arbitration, neither Party “prevailed,” the arbitrators shall order that the Parties (i) share equally the fees and expenses of the arbitrators and (ii) bear their own attorneys’ fees and associated costs and expenses.

(e) Interim Equitable Relief. Notwithstanding anything to the contrary in this Section 14.2, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Article 14, such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the opportunity of the arbitrators to review the decision under this Section 14.2. Such court shall have no jurisdiction or ability to resolve Disputes beyond the specific issue of temporary injunction or other interim equitable relief.

(f) Protective Orders; Arbitrability. At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrators shall have the power to decide all questions of arbitrability.

(g) Authority. In any arbitration under this Section 14.2, the arbitrators shall have the authority to grant specific performance (in accordance with the substantive law of Delaware) and, subject to Section 14.2(d), to allocate between the Parties the costs of arbitration in such equitable manner as they determine; provided, however, that the arbitrators shall not have the right to amend or otherwise modify the terms of this Agreement.

(h) Arbitral Award. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

CONFIDENTIAL EXECUTION VERSION

14.3 Subject Matter Exclusions. Notwithstanding the provisions of Section 14.2, any Dispute not resolved internally by the Parties pursuant to Section 14.1 that involves the validity, infringement or enforceability of a Patent included in a license granted in this Agreement (a) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants reside; and (b) that is issued in any other country (or region) shall be brought before an appropriate regulatory or administrative body or court in that country (or region), and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

14.4 Continued Performance. Provided that this Agreement has not terminated, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any Dispute.

Article 15

Miscellaneous

15.1 Notices. Except as otherwise expressly provided in this Agreement, any notice required under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent in accordance with the provisions of this Section 15.1. Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; (b) on the date of receipt, if sent by a facsimile (with delivery confirmed); or (c) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested (or its equivalent). Any notice sent via facsimile shall be followed by a copy of such notice by private express courier or by first class mail. Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses for purposes of this Section 15.1 by sending written notice to the other Party in accordance with this Section 15.1.

If to Constellation:

Constellation Pharmaceuticals, Inc.

215 First Street

Cambridge, MA 02142

Attn: Chief Executive Officer

Facsimile: [**]

with a required copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

399 Park Avenue

New York, New York 10022

Attention: Steven D. Singer

Facsimile: (212) 230-8888

CONFIDENTIAL EXECUTION VERSION

If to Licensee:

Genentech, Inc.

1 DNA Way,

South San Francisco, CA 94080

Attn: Corporate Secretary

Facsimile: [**]

with a required copy to:

Genentech, Inc.

1 DNA Way,

South San Francisco, CA 94080

Attn: VP, Genentech Partnering

Facsimile: [**]

and

Genentech, Inc.

1 DNA Way,

South San Francisco, CA 94080

Attn: Head of Alliance Management

Facsimile: [**]

15.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflict of laws principles. The Parties hereby exclude from this Agreement the application of the United Nations Convention on Contracts for the International Sale of Goods.

15.3 Assignment. For the purposes of this Section 15.3, an “M&A Event” means that a Third Party acquires, by merger, sale of assets or otherwise, (i) all or substantially all of the equity of a Party, (ii) all or substantially all of the assets or business of a Party to which the subject matter of this Agreement relates or (iii) after the Research Term, all or substantially all of the assets or business of a Party with respect to a Draft Pick Target exclusively licensed to such Party (any such Third Party with respect to clauses (i) through (iii), an “Acquirer”). On written notice to Constellation, Licensee may assign this Agreement, in its entirety, or, after the end of the Research Term, on a Draft Pick Target-by-Draft Pick Target basis, to the relevant Acquirer in connection with an M&A Event or to an Affiliate. Following the later of (a) the expiration or termination of the Research Term or (b) the Option Termination Date (as defined

CONFIDENTIAL EXECUTION VERSION

under the Option Agreement) or termination of the Option Agreement (unless, in each case, the Option (as defined therein) has been exercised thereunder in which case Constellation may not assign this Agreement unless and until the Merger Agreement is terminated pursuant to Section 13.1 thereof), Constellation may assign this Agreement, in its entirety or on a Draft Pick Target-by-Draft Pick Target basis, on written notice to Licensee, (y) to an Affiliate; or (z) to the relevant Acquirer in connection with an M&A Event. Notwithstanding any provisions of this Agreement to the contrary, if this Agreement is assigned by a Party in connection with an M&A Event, such assignment and/or the occurrence of such M&A Event (whether or not a formal assignment of this Agreement occurs) shall not provide the other Party with rights or access to any intellectual property or technology of the relevant Acquirer. Except as expressly provided in this Section 15.3, neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld. Subject to the foregoing, this Agreement will inure to the benefit of and bind the Parties’ successors and assigns. Any assignment in contravention of the foregoing shall be null and void.

15.4 Force Majeure. Neither Party shall be deemed to have breached this Agreement for failure to perform its obligations under this Agreement to the extent such failure results from causes beyond the reasonable control of the affected Party, such causes including acts of God, earthquakes, fires, floods, embargoes, wars, acts of terrorism, insurrections, riots, civil commotions, omissions or delays in action by any governmental authority, acts of a government or agency thereof and judicial orders or decrees. If a force majeure event occurs, the Party unable to perform shall promptly notify the other Party of the occurrence of such event, and the Parties shall meet (in person or telephonically) promptly thereafter to discuss the circumstances relating thereto. The Party unable to perform shall (a) provide reasonable status updates to the other Party from time to time; (b) use commercially reasonable efforts to mitigate any adverse consequences arising out of its failure to perform; and (c) resume performance as promptly as possible.

15.5 Relationship of the Parties. The Parties are independent contractors, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties. Genentech and Roche shall be jointly and severally liable to Constellation for any obligations owed hereunder by Genentech, Roche or Licensee. Genentech and Roche shall coordinate their exercise of Licensee’s rights and performance of Licensee’s obligations to ensure that Constellation does not receive duplicate or inconsistent notices or instruction with respect thereto and to ensure that Constellation is not adversely affected because Genentech and Roche each have rights hereunder.

15.6 Amendment; Waiver. Except as otherwise expressly provided in this Agreement, no amendment to this Agreement shall be effective unless made in writing and executed by an authorized representative of each Party. A Party’s failure to exercise, or delay in exercising, any right, power, privilege or remedy under this Agreement shall not (a) operate as a waiver thereof or (b) operate as a waiver of any other right, power, privilege or remedy. A waiver will be effective only upon the written consent of the Party granting such waiver.

CONFIDENTIAL EXECUTION VERSION

15.7 Construction; Captions. Each Party acknowledges that it participated in the negotiation and preparation of this Agreement and that it had the opportunity to consult with an attorney of its choice in connection therewith. Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have drafted this Agreement or authorized the ambiguous provision. Capitalized terms defined in the singular shall include the plural and vice versa. The terms “includes” and “including” mean “includes, without limitation,” and “including, without limitation,” respectively. Titles, headings and other captions are for convenience only and shall not affect the meaning or interpretation of this Agreement.

15.8 Severability. If any of the provisions of this Agreement are held to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provisions shall be replaced by legal, valid and enforceable provisions that will achieve to the maximum extent possible the intent of the Parties, and the other provisions of this Agreement shall remain in full force and effect.

15.9 Entire Agreement. This Agreement, the Option Agreement and the Merger Agreement contain the entire understanding between the Parties with respect to the subject matter hereof and supersede and terminate all prior agreements, understandings and arrangements between the Parties with respect to such subject matter, whether written or oral, including the Prior CDA, except the Confidential Disclosure Agreement by and among Constellation, John McCall, and Genentech, dated September 14, 2011, and the Confidential Disclosure Agreement by and among Constellation, Viksnins Harris & Padys PLLP, and Genentech, dated September 30, 2011, which shall survive in accordance with their terms.

15.10 Counterparts; Facsimiles. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile copy, or pdf file contained in an email, of this Agreement, including the signature pages hereto, will be deemed to be an original.

[Signature page follows]

CONFIDENTIAL EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as set forth below.

GENENTECH, INC.		CONSTELLATION PHARMACEUTICALS, INC.

Signed:	/s/ Steve Krognes	Signed:	/s/ Mark A. Goldsmith
Name:	Steve Krognes	Name:	Mark A. Goldsmith
Title:	Senior Vice President and Chief Financial Officer	Title:	President, CEO

F. HOFFMANN-LA ROCHE LTD

Signed:	/s/ Stefan Arnold
Name:	Stefan Arnold
Title:	Head Legal Pharma

Signed:	/s/ Andrew Jefferson
Name:	Andrew Jefferson
Title:	Head of Asset Management & Operations

Signature Page – License and Collaboration Agreement

CONFIDENTIAL EXECUTION VERSION

EXHIBIT A: CONSTELLATION PLATFORM

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 3 pages were omitted. [**]

Exhibit A-1

CONFIDENTIAL EXECUTION VERSION

EXHIBIT B: RESEARCH PLAN

[attached]

Exhibit B-1

CONFIDENTIAL EXECUTION VERSION

Research Plan

Epigenetics Research Collaboration

Constellation Pharmaceuticals, Inc.

Genentech, Inc.

Exhibit B-2

CONFIDENTIAL EXECUTION VERSION

TABLE OF CONTENTS

Section A: General Research Collaboration Overview

Section B: Research Collaboration Activities and Resourcing for Year 1

Section C: Reagents, Technology and Information to be Transferred from Constellation to Genentech in Year 1

All capitalized terms which are used, but not defined, in this Research Plan shall have the meaning ascribed to them in the body of the Agreement.

Exhibit B-3

CONFIDENTIAL EXECUTION VERSION

Section A: General Research Collaboration Overview

Collaboration Objectives

[**] over the Initial Research Term of 3 years.

Collaboration Governance and Definitions

Constellation and Genentech will each have representation on one or more Joint Project Teams (JPT) which will report into the Joint Research Committee (JRC). The roles and responsibilities of the JPT(s) and the JRC are defined in the body of the Agreement.

The Research Collaboration will consist of [**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 13 pages were omitted. [**]

Exhibit B-4

CONFIDENTIAL EXECUTION VERSION

Section B: Constellation FTE Resourcing and Constellation Outsourcing by end of Year 1

Constellation FTE Resource Estimates

[**]

Exhibit B-5

CONFIDENTIAL EXECUTION VERSION

Constellation’s Anticipated Outsourcing for Year 1

Functional Area	Activity

[**]	[**]
[**]
[**]
[**]	[**]
[**]
[**]	[**]
[**]
[**]
[**]	[**]

Exhibit B-6

CONFIDENTIAL EXECUTION VERSION

Section C: Reagents, Technology and Information to be Transferred from Constellation to Genentech in Year 1

All technologies, information, and materials below will be transferred to Genentech in a timeframe consistent with the timing of research activities, but in all cases, no later than the end of the first year of the Research Term (“Year 1”).

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 2 pages were omitted. [**]

Exhibit B-7

CONFIDENTIAL EXECUTION VERSION

EXHIBIT C: DRAFT POOL GUIDELINES

Guiding Principles for Nomination of Targets to the Draft Pool

As a general principle, Targets nominated to the Draft Pool should be those considered highly attractive for further research and development, and this assessment would be based on data available at the time of the Draft Pool creation. Attributes to be taken into consideration would include [**].

Specific criteria that suggest a Target for nomination could include but not be limited to:

[**]

Exhibit C-1

CONFIDENTIAL EXECUTION VERSION

EXHIBIT D: COMPOUND CRITERIA GUIDELINES

Compound Criteria Guidelines

[**]

Exhibit D-1

CONFIDENTIAL EXECUTION VERSION

EXHIBIT E: PRESS RELEASE

Constellation Pharmaceuticals and Genentech Enter Broad Epigenetics Drug Discovery Collaboration

CAMBRIDGE, Mass. – INSERT DATE – Constellation Pharmaceuticals, Inc., today announced that it has entered into a major strategic agreement with Genentech, a member of the Roche Group (SIX: RO, ROG; OTCQX: RHHBY), to launch a broad collaboration based on the science of epigenetics and chromatin biology to discover and develop innovative treatments for cancer and other serious diseases.

Under the terms of the arrangement, Constellation will receive committed funding of $95 million, comprising an upfront payment and research funding for a three-year collaboration period. Constellation will be eligible for substantial development and commercialization milestone payments as well as up to double-digit royalties on commercial sales of multiple products by Genentech. Additionally, Constellation will retain exclusive development and commercialization rights to selected programs emerging from the collaboration, for which payments would be due to Genentech upon the successful commercialization of such products.

The parties will establish a research collaboration addressing multiple epigenetic target classes. Constellation will retain independent strategic direction, operational management and exclusive rights to programs outside of the collaboration scope, including its two most advanced programs that are focused on the development of inhibitors of the BET chromatin reader and EZH2 chromatin writer proteins. Genentech has a future option to acquire all outstanding shares of Constellation based on pre-negotiated terms, which include a significant initial acquisition payment plus contingent value rights payments based on the future successful development and commercialization of multiple products by Genentech. Genentech’s option to acquire Constellation includes the BET and EZH2 programs as well as other programs outside the collaboration scope.

“Genentech is a global leader in the research and development of innovative medicines, and in combination with our class-leading product engine and deep expertise in chromatin biology will create a powerhouse dedicated to bringing the greatest benefit to patients from drugs that modulate epigenetic pathways,” said Mark A. Goldsmith, M.D., Ph.D., president and chief executive officer of Constellation Pharmaceuticals. “This is a groundbreaking partnership in terms of the structure, breadth and potential future clinical impact of products created through our complementary capabilities. The committed revenue and post-collaboration economics should provide a highly attractive return for our investors.”

Exhibit E-1

CONFIDENTIAL EXECUTION VERSION

James Sabry, M.D., Ph.D., vice president of Genentech Partnering, added, “We believe Constellation is a leading company in chromatin biology and epigenetics drug discovery and an excellent partner for Genentech in this area. With scientists committed to the collaboration at both Constellation and Genentech working together in a highly integrated way, our goal is to discover and ultimately bring to market promising new therapies for patients with unmet medical needs in oncology, and potentially other therapeutic areas.”

What is Epigenetics?

Drug development in the field of epigenetics is directed towards the identification of small molecules that inhibit the activities of proteins (epigenetic regulators) that add, remove or recognize various chemical modifications (or marks) to specific sites on DNA or chromosomal proteins. These marks play a key role in determining whether a gene is on or off. Epigenetic regulators are often referred to as writers (add modifications), erasers (remove modifications) and readers (bind to chromatin). Research at Constellation and by others has shown that abnormal epigenetic regulation contributes to many different diseases.

In research into chromatin readers that appeared recently in the Proceedings of the National Academy of Sciences Constellation scientists demonstrated that transcription of the MYC oncogene can be suppressed using small molecule inhibitors of the BET family of chromatin adapters. MYC is a master regulator of diverse cellular functions and has long been considered a compelling therapeutic target because of its role in many human malignancies including hematologic and solid tumors. Also, continued research by Constellation on chromatin modifying enzymes has resulted in significant progress towards developing small molecule inhibitors of the histone lysine methyltransferase EZH2. This enzyme functions as part of a chromatin-associated protein complex implicated in the repression of gene expression. Recent cancer genomic sequencing studies have identified recurrent mutations in the EZH2 encoding genomic locus in a subset of human cancers. In addition numerous epidemiological data sets linking increased EZH2 expression to late stage disease with poor prognosis suggest a prominent role for EZH2 in human malignancies.

About Constellation Pharmaceuticals

Constellation Pharmaceuticals leverages insights from the rapidly expanding field of epigenetics to discover and develop small molecule therapeutics for the treatment of cancer, inflammatory/immunologic disorders and other diseases. The company’s innovative product discovery engine targets both the enzymes that modify the dynamic structure of chromatin (writers and erasers) and other proteins that interact with chromatin (readers) to control gene expression. Restoration of normal gene expression through chromatin modulation by highly selective and specific inhibitors promises to be a powerful avenue for the development of important new medicines against a broad range of diseases. For more information, please visit the company’s website at www.constellationpharma.com.

#            #             #

Exhibit E-2

CONFIDENTIAL EXECUTION VERSION

EXHIBIT F: EXTERNAL COSTS INCLUDED IN FTE RATE

Functional Area	Activity
[**]	[**]
[**]
[**]
[**]	[**]
[**]
[**]	[**]
[**]
[**]
[**]	[**]

Exhibit F-1